Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-198718
The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to completion, dated March 7, 2017
Preliminary Prospectus Supplement
(To Prospectus dated September 12, 2014)
Enstar Group Limited
$                     % Senior Notes due
We are offering $           million aggregate principal amount of            % Senior Notes due            (the “Notes”). Interest on the Notes is payable semi-annually in arrears on             and             of each year commencing on            , 2017. The Notes will mature on            , unless earlier redeemed. We may redeem all or a portion of the Notes at any time and from time to time at the applicable redemption price described under the heading “Description of the Notes-Optional Redemption.”
The Notes will be our unsecured and unsubordinated obligations and will rank equally in right of payment with all of our other existing and future obligations that are unsecured and unsubordinated, senior in right of payment to any future obligations we incur that are expressly subordinated in right of payment to the Notes, effectively subordinated to any of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness, and structurally subordinated to all existing and future liabilities of our subsidiaries.
_______________________________________________

          Investing in the Notes involves risks. You should carefully consider the discussion under “Risk Factors” beginning on page S-5 of this prospectus supplement and in the reports we file with the Securities and Exchange Commission that are incorporated by reference in this prospectus supplement and the accompanying prospectus before buying the Notes

_______________________________________________
Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Per Note	Total
Initial public offering price(1)%	$
Underwriting discount(2)%	$
Proceeds, before expenses, to Enstar Group Limited %	$
(1)The initial public offering price set forth above does not include accrued interest, if any. Interest on the Notes will accrue from           , 2017 and must be paid by the purchasers if the Notes are delivered after           , 2017.
(2)See “Underwriting (Conflicts of Interest)” for additional disclosure regarding the underwriting discount, commissions and estimated offering expenses.
The Notes will not be listed on any securities exchange or quoted on an automated quotation system. Currently there is no public market for the Notes.
_______________________________________________
The underwriters expect to deliver the Notes through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”), against payment in New York, New York on March       , 2017.
_______________________________________________
Barclays Wells Fargo

Lloyds Securities	SunTrust Robinson Humphrey
______________________
Prospectus Supplement dated March        , 2017

TABLE OF CONTENTS
PROSPECTUS SUPPLEMENT

PROSPECTUS
We have not, and the underwriters have not, authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement or the accompanying prospectus or in any related free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the underwriters are not making an offer of the Notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus supplement or that the information contained or incorporated by reference in the accompanying prospectus is accurate as of any date other than the date on the front cover of such document. Our business, financial condition, results of operations and prospects may have changed since those dates.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This document has two parts. The first part consists of this prospectus supplement, which describes the specific terms of this offering and the Notes. The second part, the accompanying prospectus, provides more general information, some of which may not apply to this offering. This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 that we filed to register the Notes with the Securities and Exchange Commission (the “SEC”). As permitted by SEC rules, this prospectus supplement and the accompanying prospectus do not contain all of the information contained in the registration statement or the exhibits to the registration statement. You may refer to the registration statement and accompanying exhibits for more information about us and our securities. This prospectus supplement and the accompanying prospectus also incorporate by reference documents that are described under “Where You Can Find More Information.” If the description of this offering or the Notes varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.
The terms “Enstar,” “we,” “us,” “our,” “the Company” or similar references refer to Enstar Group Limited and its subsidiaries, unless otherwise stated or the context otherwise requires. References to “$” and “dollars” are to United States dollars.
Before purchasing any Notes, you should read both this prospectus supplement and the accompanying prospectus, together with the additional information about our Company to which we refer you in the section of this prospectus supplement entitled “Where You Can Find More Information.”
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein contain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to our financial condition, results of operations, business strategies, operating efficiencies, competitive positions, growth opportunities, plans and objectives of our management, as well as the markets for our securities and the insurance and reinsurance sectors in general. Statements that include words such as “estimate,” “project,” “plan,” “intend,” “expect,” “anticipate,” “believe,” “would,” “should,” “could,” “seek,” “may” and similar statements of a future or forward-looking nature identify forward-looking statements for purposes of the federal securities laws or otherwise. All forward-looking statements are necessarily estimates or expectations, and not statements of historical fact, reflecting the best judgment of our management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward looking statements should, therefore, be considered in light of various important factors, including those set forth in this prospectus supplement and the documents incorporated by reference herein.
Factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the following:

•	risks associated with implementing our business strategies and initiatives;

•	risks that we may require additional capital in the future, which may not be available or may be available only on unfavorable terms;

•	the adequacy of our loss reserves and the need to adjust such reserves as claims develop over time;

•	risks relating to the availability and collectability of our reinsurance;

•
changes and uncertainty in economic conditions, including interest rates, inflation, currency exchange rates, equity markets and credit conditions, which could affect our investment portfolio, our ability to finance future acquisitions and our profitability;

•
the risk that ongoing or future industry regulatory developments will disrupt our business, affect the ability of our subsidiaries to operate in the ordinary course or to make distributions to us, or mandate changes in industry practices in ways that increase our costs, decrease our revenues or require us to alter aspects of the way we do business;

•	losses due to foreign currency exchange rate fluctuations;

•	increased competitive pressures, including the consolidation and increased globalization of reinsurance providers;

S-ii

•	emerging claim and coverage issues;

•	lengthy and unpredictable litigation affecting assessment of losses and/or coverage issues;

•	loss of key personnel;

•	the ability of our subsidiaries to distribute funds to us and the resulting impact on our liquidity;

•	our ability to comply with covenants in our debt agreements;

•	changes in our plans, strategies, objectives, expectations or intentions, which may happen at any time at management’s discretion;

•	operational risks, including system, data security or human failures and external hazards;

•
risks relating to our acquisitions, including our ability to continue to grow, successfully price acquisitions, evaluate opportunities, address operational challenges, support our planned growth and assimilate acquired companies into our internal control system in order to maintain effective internal controls, provide reliable financial reports and prevent fraud;

•
risks relating to our ability to obtain regulatory approvals, including the timing, terms and conditions of any such approvals, and to satisfy other closing conditions in connection with our acquisition agreements, which could affect our ability to complete acquisitions;

•
risks relating to our active underwriting businesses, including unpredictability and severity of catastrophic and other major loss events, failure of risk management and loss limitation methods, the risk of a ratings downgrade or withdrawal, cyclicality of demand and pricing in the insurance and reinsurance markets;

•	our ability to implement our strategies relating to our active underwriting businesses;

•
risks relating to our life and annuities business, including mortality and morbidity rates, lapse rates, the performance of assets to support the insured liabilities, and the risk of catastrophic events;

•
risks relating to our investments in life settlements contracts, including that actual experience may differ from our assumptions regarding longevity, cost projections, and risk of non-payment from the insurance carrier;

•	risks relating to our subsidiaries with liabilities arising from legacy manufacturing operations;

•	risks relating to the performance of our investment portfolio and our ability to structure our investments in a manner that recognizes our liquidity needs;

•	tax, regulatory or legal restrictions or limitations applicable to us or the insurance and reinsurance business generally;

•
changes in tax laws or regulations applicable to us or our subsidiaries, or the risk that we or one of our non-U.S. subsidiaries become subject to significant, or significantly increased, income taxes in the United States or elsewhere;

•	changes in Bermuda law or regulation or the political stability of Bermuda; and

•	changes in accounting policies or practices.
The factors listed above should be not construed as exhaustive and should be read in conjunction with the risks and uncertainties referred to in the “Risk Factors” section below and in the risk factors discussed in the documents incorporated herein by reference. We undertake no obligation to publicly update or review any forward looking statement, whether to reflect any change in our expectations with regard thereto, or as a result of new information, future developments or otherwise, except as required by law.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY
This summary highlights information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. This summary does not contain all of the information that you should consider before deciding whether to invest in the Notes. You should carefully read this entire prospectus supplement and the accompanying prospectus, including the information incorporated herein and therein by reference. See “Risk Factors.”
The Company
Enstar Group Limited is a Bermuda-based holding company, formed in 2001. Enstar is a multi-faceted insurance group that offers innovative capital release solutions and specialty underwriting capabilities through its network of group companies in Bermuda, the United States, the United Kingdom, Continental Europe, Australia, and other international locations. Our ordinary shares are listed on the NASDAQ Global Select Market under the ticker symbol "ESGR".
Our fundamental corporate objective is growing our net book value per share. We strive to achieve this primarily through growth in net earnings from both organic and accretive sources, including the completion of new acquisitions, the effective management of companies and portfolios of business acquired, and the execution of active underwriting strategies.
We acquire and manage insurance and reinsurance companies and portfolios of insurance and reinsurance business in run-off. Since formation, we have completed the acquisition of over 75 insurance and reinsurance companies and portfolios of business.
We also manage specialty active underwriting businesses:

•	Atrium Underwriting Group Limited and its subsidiaries ("Atrium"), which manage and underwrite specialist insurance and reinsurance business for Lloyd’s Syndicate 609; and

•	StarStone Insurance Bermuda Limited and its subsidiaries ("StarStone"), which is an A.M. Best A- rated global specialty insurance group with multiple underwriting platforms.
We have four segments of business that are each managed, operated and reported on separately: (i) Non-life Run-off; (ii) Atrium; (iii) StarStone; and (iv) Life and Annuities. For additional information and financial data relating to our segments, see "Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations - Results of Operations by Segment," "Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations - Investments" and "Note 24 - Segment Information" in the notes to our consolidated financial statements included within Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2016 (our “Annual Report”) incorporated by reference into this prospectus supplement.
Our principal executive offices are located at Windsor Place, 3rd Floor, 22 Queen Street, Hamilton HM 11, Bermuda, and our telephone number is (441) 292-3645. We maintain a website at www.enstargroup.com where general information about us is available. We are not incorporating the contents of the website into this prospectus supplement or the accompanying prospectus.

The Offering

Issuer	Enstar Group Limited

Securities	% Notes due

Aggregate Principal Amount	$

Maturity	,

Interest Rate	% per annum

Interest Payment Dates	Interest will accrue from , 2017 and will be payable semi-annually in arrears on and of each year, beginning on , 2017.

Ranking
The Notes will be our senior unsecured obligations and will rank:
• senior in right of payment to any future indebtedness we incur that is expressly subordinated in right of payment to the Notes;

• equal in right of payment to our existing and future unsecured indebtedness that is not so subordinated;

• effectively subordinated to our existing and future secured indebtedness, to the extent of the value of the assets securing such indebtedness; and

• structurally subordinated to all existing and future liabilities of our subsidiaries.

See “Description of the Notes-Ranking.”

Use of Proceeds
We estimate that the net proceeds from this offering, after deducting the underwriting discount and estimated offering expenses payable by us, will be approximately $          . We intend to use these net proceeds to repay a portion of amounts outstanding under our revolving credit facility and our Sussex term loan facility. We intend to use any remaining net proceeds from this offering for general corporate purposes, including, but not limited to, funding for acquisitions, working capital and other business opportunities.
Affiliates of Barclays Capital Inc., Lloyds Securities Inc. and SunTrust Robinson Humphrey, Inc. are lenders under our revolving credit facility, and an affiliate of Barclays Capital Inc. is a lender under our Sussex term loan facility. Accordingly, affiliates of these underwriters will receive a portion of the net proceeds from this offering through the repayment of borrowings under these facilities. See “Underwriting (Conflicts of Interest).”

Listing
The Notes are a new issue of securities and there is currently no established trading market for the Notes. We do not intend to apply for listing of the Notes on any securities exchange or to arrange for quotation on any automated quotation system. Although we have been advised by the underwriters that they intend to make a market in the Notes, they are not obligated to do so and they may discontinue market making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes. See “Underwriting (Conflicts of Interest).”

Optional Redemption
We may redeem any or all of the Notes at our option at any time prior to maturity. At any time prior to the date that is months prior to the maturity of the Notes, we may redeem the Notes at a redemption price equal to the greater of:

• 100% of the principal amount of the Notes being redeemed; and

• the sum of the present value of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption), discounted to their present value as of such date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined herein) plus            basis points.

On or after the date that is months prior to the maturity of the Notes, we may redeem the Notes at a redemption price equal to 100% of the principal amount of the notes to be redeemed.

We will also pay the accrued and unpaid interest on the Notes to, but excluding, the redemption date. See “Description of the Notes-Optional Redemption.”

Covenants
The indenture governing the Notes contains limited covenants, including limitations on consolidations, mergers, amalgamations and sales of substantially all assets and limitations on liens on the capital stock of certain designated subsidiaries. These covenants are subject to important qualifications and limitations. See “Description of the Notes-Covenants” and “Description of Debt Securities-Terms and Conditions of the Series of Debt Securities” in the accompanying prospectus.

Denomination and Form
We will issue the Notes in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust Company (“DTC”). Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC, including the depositaries for Euroclear and Clearstream. Except in the limited circumstances described herein, owners of beneficial interests in the Notes will not be entitled to have Notes registered in their names and will not receive or be entitled to receive Notes in definitive form. The Notes will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Risk Factors	Investing in the Notes involves risks that are described or referred to under “Risk Factors” beginning on page S-5 of this prospectus supplement.

Trustee	The Bank of New York Mellon

Governing Law	New York

Conflicts of Interest
Affiliates of Barclays Capital Inc., Lloyds Securities Inc. and SunTrust Robinson Humphrey, Inc. are lenders under our revolving credit facility, and an affiliate of Barclays Capital Inc. is a lender under our Sussex term loan facility. Accordingly, affiliates of these underwriters will receive a portion of the net proceeds from this offering through the repayment of borrowings under these facilities.
Because of these relationships, these underwriters are deemed to have a “conflict of interest” under Rule 5121 of the Financial Industry Regulatory Authority (“FINRA”). Under FINRA Rule 5121, because the Notes offered hereby are “investment grade rated,” as defined in FINRA Rule 5121, it is not required that a “qualified independent underwriter” participate in the preparation of this prospectus supplement or the accompanying prospectus. Accordingly, there is no qualified independent underwriter for this offering. See “Use of Proceeds” and “Underwriting (Conflicts of Interest).”

RISK FACTORS
Investing in the Notes involves risks. Before investing in the Notes, you should carefully consider the risks described below and other information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. The risks described below are not the only ones facing our Company. Additional risks not presently known to us or that we currently consider less significant may also impair our business operations. Our business, results of operations or financial condition could be materially adversely affected by any of these risks.
This prospectus supplement and the accompanying prospectus also contain or incorporate by reference forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus supplement and the accompanying prospectus. See “Cautionary Statement Regarding Forward-Looking Statements” above and in the accompanying prospectus.
Risk Related to Our Business
For a discussion of risks related to our business and operations, please see “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report. See “Where You Can Find More Information” in this prospectus supplement.
Risk Related to this Offering and the Notes
The Notes are unsecured, are effectively subordinated to any of our secured indebtedness (to the extent of the value of the assets securing that indebtedness) and are structurally subordinated to all liabilities of our subsidiaries.
The Notes are unsecured and effectively subordinated in right of payment to our secured indebtedness to the extent of the value of the assets securing that indebtedness and are structurally subordinated to all liabilities of our subsidiaries.
The Company and certain of our subsidiaries, as borrowers and guarantors, have entered into an unsecured revolving credit facility that permits us to borrow an aggregate of $665.0 million with an option to obtain additional commitments of up to $166.25 million. This credit facility originated on September 16, 2014 and was amended most recently on August 5, 2016. As of December 31, 2016, the Company and its subsidiaries had outstanding approximately $535.1 million (March 7, 2017: $591.1 million) aggregate principal amount of unsecured indebtedness under the revolving credit facility. The obligations of our subsidiaries in respect of the revolving credit facility are structurally senior to the Notes.
We also entered into a four-year term loan on December 24, 2014 in connection with the acquisition of Sussex Insurance Company, our indirect wholly owned subsidiary (“Sussex”), which was completed in January 2015. The Sussex term loan facility is secured by a first priority security interest in all of the assets and stock of Sussex. As of December 31, 2016, we had $63.5 million (unchanged as of March 7, 2017) aggregate principal amount of such secured indebtedness outstanding under the term loan, all of which would effectively rank senior to the Notes.
We, together with certain of our subsidiaries as guarantors, entered into a three-year, $75.0 million unsecured term loan on November 18, 2016 with an affiliate of Wells Fargo Securities, LLC. As of December 31, 2016, the full $75.0 million (unchanged as of March 7, 2017) of unsecured indebtedness was outstanding. The obligations of our subsidiaries in respect of the unsecured term loan are structurally senior to the Notes.
In the event of our insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up, any of our assets that secure other indebtedness will be available to pay obligations on the Notes only after such secured indebtedness has been paid in full. We may not have sufficient assets to pay all or any of the amounts due on the Notes then outstanding. See “Description of the Notes-Ranking.” After giving effect to the issuance of the Notes and the application of the net proceeds therefrom, our total indebtedness as of December 31, 2016 would have been approximately $           million.
We are a holding company, and we are dependent on the ability of our subsidiaries to distribute funds to us.
We are a holding company and conduct substantially all of our operations through subsidiaries. Our only significant assets are the capital stock of our subsidiaries. Because substantially all of our operations are conducted through our insurance subsidiaries, substantially all of our consolidated assets are held by our subsidiaries and most of our cash flow, and consequently, our ability to pay any amounts due on the Notes, is dependent on the earnings of those subsidiaries and the transfer of funds by those subsidiaries to us in the form of distributions or loans. The Notes are exclusively Enstar Group Limited’s obligations, and are not guaranteed by any of our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay holders any amounts due on the Notes or to make any funds available for payment on the Notes, whether by dividends, loans or other payments. In addition, the ability of our insurance and reinsurance subsidiaries to make distributions to us is limited by applicable insurance laws and regulations. These laws and regulations and the determinations by the regulators implementing them may significantly restrict such distributions, and, as a result, adversely affect our overall liquidity. The ability of all of our subsidiaries to make distributions to us may also be restricted by, among other things, other applicable laws and regulations and the terms of our bank loans and our subsidiaries’ bank loans.
We may not have the ability to raise the funds necessary to pay the principal of or interest on the Notes.
At maturity, the entire principal amount of the Notes then outstanding, plus any accrued and unpaid interest, will become due and payable. We must pay interest in cash on the Notes on and of each year, beginning on , 2017. We may not have enough available cash or be able to obtain sufficient financing, on favorable terms or at all, at the time we are required to make these payments. Furthermore, our ability to make these payments may be limited by law, by regulatory authority or by agreements governing our future indebtedness. Our failure to pay interest when due, if uncured for 30 days, or our failure to pay the principal amount when due will constitute an event of default under the indenture governing the Notes. A default under the indenture could also lead to a default under agreements governing our existing or future indebtedness. If the repayment of that indebtedness is accelerated as a result, then we may not have sufficient funds to repay that indebtedness or to pay the principal of or interest on the Notes.
Increased leverage as a result of this offering may adversely affect our financial condition and results of operations.
After giving effect to the sale of the Notes and the application of the net proceeds therefrom, our total consolidated indebtedness as of December 31, 2016 would have been approximately $            million. The indenture governing the Notes will not restrict our ability or the ability of our subsidiaries to incur additional unsecured indebtedness and will allow us and our subsidiaries to incur secured debt in certain circumstances. We may also incur additional indebtedness or obtain additional working capital lines of credit to meet future financing needs. Our indebtedness could have significant negative consequences for our business, financial condition and results of operations, including:

•	increasing our vulnerability to adverse economic and industry conditions;

•	limiting our ability to obtain additional financing on favorable terms or at all;

•	requiring the dedication of a substantial portion of the cash flow from our subsidiaries’ operations to service our indebtedness, thereby reducing the amount of cash flow available for other purposes;

•	limiting our flexibility in planning for, or reacting to, changes in our business; and

•	placing us at a possible competitive disadvantage with less leveraged competitors and competitors that may have better access to capital resources.
We cannot assure you that we will continue to maintain sufficient cash reserves or that our business will generate cash flow from operations at levels sufficient to permit us to pay principal, premium, if any, and interest on our indebtedness, or that our cash needs will not increase. If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments, or if we fail to comply with the various requirements of our existing indebtedness, the Notes or any indebtedness that we may incur in the future, we would be in default, which would permit the holders of such indebtedness to accelerate the maturity of that indebtedness and could cause defaults under other indebtedness. Any default on our indebtedness would likely have a material adverse effect on our business, financial condition and results of operations.
The indenture under which the Notes will be issued will contain only limited protection for holders of the Notes if in the future we are involved in certain transactions, including a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.
The indenture will not contain any provisions restricting our ability to:

•	incur additional unsecured debt, including debt senior in right of payment to the Notes;

•	pay dividends on or purchase or redeem capital stock;

•	sell assets (other than certain restrictions on our ability to consolidate, merge or sell all or substantially all of our assets);

•	enter into transactions with affiliates;

•	create liens (other than certain limitations on creating liens on the stock of certain subsidiaries) or enter into sale and leaseback transactions;

•	create restrictions on the payment of dividends or other amounts to us from our subsidiaries; or

•	issue equity securities.
Additionally, the indenture will not require us to offer to purchase the Notes in connection with a change of control or require that we adhere to any financial tests or ratios or specified levels of net worth. Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the Notes could have the effect of diminishing our ability to make payments on the Notes when due.
If an active and liquid trading market for the Notes does not develop, the market price of the Notes may decline and you may be unable to sell your Notes prior to maturity.
The Notes are a new issue of securities with no established trading market. We do not intend to list the Notes on any securities exchange or to arrange for quotation of the Notes on any automated dealer quotation system. The underwriters have indicated to us that they intend to make a market for the Notes after this offering is completed as permitted by applicable law. However, the underwriters are not obligated to make a market in the Notes and may cease their market-making at any time without notice. In addition, the liquidity of the trading market in the Notes, and the market price quoted for the Notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, no assurance can be given:

•	that an active trading market will develop or be maintained for the Notes;

•	as to the liquidity of any market that does develop; or

•	as to your ability to sell any Notes you may own or the price at which you may be able to sell your Notes.
Credit ratings of the Notes may change and affect the market price and marketability of the Notes.
Credit ratings are limited in scope, and do not address all material risks relating to an investment in the Notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agencies, if, in such rating agency’s judgment, circumstances so warrant. Agency credit ratings are not a recommendation to buy, sell or hold any security. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market price or marketability of the Notes and increase our corporate borrowing costs.
We may redeem the Notes at our option, which may adversely affect your return.
We may redeem any or all of the Notes at our option at any time or from time to time prior to maturity. Prevailing interest rates at the time we redeem the Notes may be lower than the interest rate on the Notes. As a result, you may not be able to reinvest the redemption proceeds in a comparable security at an interest rate equal to or higher than the interest rate on the Notes. See “Description of the Notes-Optional Redemption.”
The Notes will initially be held in book-entry form and, therefore, you must rely on the procedures and relevant clearing systems to exercise your rights and remedies.
Unless certificated Notes are issued in exchange for book-entry interests in the Notes, owners of book-entry interests will not be considered owners or holders of the Notes. Instead, DTC, or its nominee, will be the sole holder of the Notes. Payments of principal, interest and other amounts owing on or in respect of the Notes in global form will be made to the paying agent, which will make payments to DTC. Thereafter, such payments will be credited to DTC participants’ accounts that hold book-entry interests in the Notes in global form and credited by such participants to indirect participants. Unlike holders of the Notes themselves, owners of book-entry interests will not have the direct right to act upon our solicitations for consents or requests for waivers or other actions from holders of the Notes. Instead, if you own a book-entry interest, you will be permitted to act only to the extent you have received appropriate proxies to do so from DTC or, if applicable, a DTC participant. We cannot assure you that procedures implemented for the granting of such proxies will be sufficient to enable you to vote on any requested actions on a timely basis.
Management will have broad discretion to use the proceeds from this offering, and may not use them successfully.
After the repayment of amounts outstanding under our revolving credit facility and Sussex term loan facility, we intend to use any remaining net proceeds from this offering for general corporate purposes, which may include funding for acquisitions, working capital and other business opportunities. Accordingly, you will be relying on the judgment of our management and our board of directors with regard to the use of these proceeds and you will not have the opportunity, as part of your investment decision, to assess whether proceeds are being used appropriately. It is possible that the proceeds will be invested or used in a way that does not yield a favorable, or any, return for the Company.
We cannot assure you as to the market price for the Notes; therefore, you may suffer a loss.
We cannot assure you as to the market price for the Notes. If you are able to resell your Notes, the price you receive will depend on many other factors that may vary over time, including:

•	the number of potential buyers;

•	the level of liquidity of the Notes;

•	our credit ratings or the ratings of our insurance subsidiaries’ financial strength and claims paying ability published by major credit ratings agencies;

•	the credit ratings of the Notes;

•	our financial performance and financial condition;

•	the amount of total indebtedness we have outstanding;

•	the level, direction and volatility of market interest rates generally;

•	the market for similar securities;

•	the repayment and redemption features of the Notes; and

•	the time remaining until the Notes mature.
As a result of these and other factors, you may be able to sell your Notes only at a price below that which you believe to be appropriate, including a price below the price you paid for them.
U.S. persons who own our Notes may have more difficulty in protecting their interests than U.S. persons who are creditors of a U.S. corporation or U.S. person.
Creditors of a company in Bermuda such as Enstar may enforce their rights against the company by legal process in Bermuda, although enforcement in Bermuda may not be the only means of enforcement. Where a creditor seeks to use legal process in Bermuda, it would first have to obtain a judgment in its favor against Enstar by pursuing a legal action against Enstar in Bermuda. This would entail retaining attorneys in Bermuda and (in the case of a plaintiff who is a U.S. person) pursuing an action in a jurisdiction that would be foreign to the plaintiff. Pursuing such an action could be more costly than pursuing corresponding proceedings against a U.S. corporation or U.S. person.
Appeals from decisions of the Supreme Court of Bermuda (the first instance court for most civil proceedings in Bermuda) may be made in certain cases to the Court of Appeal for Bermuda. In turn, appeals from the decisions of the Court of Appeal may be made in certain cases to the English Privy Council. Rights of appeal in Bermuda may be more restrictive than rights of appeal in the United States.
In the event that we become insolvent, the rights of a creditor against us would be severely impaired.
In the event of our insolvent liquidation (or appointment of a provisional liquidator), a creditor may pursue legal action only upon obtaining permission to do so from the Supreme Court of Bermuda. The rights of unsecured creditors in an insolvent liquidation will extend only to proving a claim in the liquidation and receiving a distribution pro rata along with other unsecured creditors to the extent of our available assets (after the payment of costs of the liquidation and the distribution of assets to creditors with higher priority, such as secured creditors and preferential creditors). However, creditors not subject to the Bermuda jurisdiction are not prevented from taking action against us in jurisdictions outside Bermuda unless there has been a stay or an injunction by the courts of that jurisdiction preventing them from doing so. In those circumstances, any judgment thus obtained may be capable of enforcement against our assets located outside Bermuda.
The impairment of the rights of an unsecured creditor may be more severe in an insolvent liquidation in Bermuda than would be the case where a U.S. person has a claim against a U.S. corporation that becomes insolvent. This is so mainly because in the event of an insolvency, Bermuda law may be more generous to secured creditors (and hence less generous to unsecured creditors) than U.S. law. The rights of secured creditors in an insolvent liquidation in Bermuda remain largely unimpaired, with the result that secured creditors will be paid in full to the extent of the value of the security they hold. Another possible consequence of the favorable treatment of secured creditors under Bermuda insolvency law is that a rehabilitation of an insolvent company in Bermuda may be more difficult to achieve than the rehabilitation of an insolvent U.S. corporation.
You may have difficulty effecting service of process on us or enforcing judgments against us in the United States.
We are a Bermuda exempted company. In addition, some of our directors and some of the named experts referred to in this prospectus supplement and the accompanying prospectus are not residents of the United States, and a substantial portion of our assets is located outside the United States. As a result, it may be difficult for investors to effect service of process on those persons in the United States or to enforce in the United States judgments obtained in U.S. courts against us or those persons based on the civil liability provisions of the U.S. securities laws. It is doubtful whether courts in Bermuda will enforce judgments obtained in other jurisdictions, including the United States, against us or our directors or officers under the securities laws of those jurisdictions or entertain actions in Bermuda against us or our directors or officers under the securities laws of other jurisdictions.

USE OF PROCEEDS
We estimate that the net proceeds to us from the sale of the Notes will be approximately $          , after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use these net proceeds to repay a portion of amounts outstanding under our revolving credit facility and our Sussex term loan facility. We intend to use any remaining net proceeds from this offering for general corporate purposes, including, but not limited to, funding for acquisitions, working capital and other business opportunities. We may temporarily invest funds that are not immediately needed for these purposes in cash and investments.
Our revolving credit facility matures on September 16, 2019. The individual outstanding loans under our revolving credit facility are floating rate loans with an interest rate of LIBOR plus an applicable margin and utilization fee. As of March 7, 2017, the weighted average interest rate applicable to borrowings under our revolving credit facility was approximately 3.25% per annum (including the utilization fee). Borrowings under our revolving credit facility that are repaid with net proceeds from this offering may be reborrowed, subject to customary conditions.
Our Sussex term loan facility matures on December 24, 2018 and is a floating rate loan with an interest rate of LIBOR plus an applicable margin. As of March 7, 2017, the weighted average interest rate applicable to borrowings under our Sussex term loan facility was approximately 3.75% per annum. Borrowings under our Sussex term loan facility that are repaid with net proceeds from this offering may not be reborrowed.
Affiliates of Barclays Capital Inc., Lloyds Securities Inc. and SunTrust Robinson Humphrey, Inc. are lenders under our revolving credit facility, and an affiliate of Barclays Capital Inc. is a lender under our Sussex term loan facility. Accordingly, affiliates of these underwriters will receive a portion of the net proceeds from this offering through the repayment of borrowings under these facilities. See “Underwriting (Conflicts of Interest).”

RATIO OF EARNINGS TO FIXED CHARGES
The following table sets forth our historical ratio of earnings to fixed charges for the periods indicated.

	Fiscal Year Ended December 31,
	Pro Forma 2016(2)	2016	2015	2014	2013	2012
Ratio of earnings to fixed charges(1)		11.5x	10.5x	13.8x	17.5x	22.2x
________________________
(1) Data from certain prior years has been reclassified to reflect the results of Pavonia Holdings (US) Inc. as discontinued operations. See “Note 5 - Held-For-Sale Business” in the notes to our consolidated financial statements included within Item 8 of our Annual Report incorporated by reference into this prospectus supplement.
(2) The pro forma ratio of earnings to fixed charges was calculated on a pro forma basis after giving effect to the issuance of the Notes offered hereby and the use of proceeds therefrom to repay a portion of amounts outstanding under our revolving credit facility and our Sussex term loan facility. See “Use of Proceeds.”

CAPITALIZATION
The following table shows our capitalization on an actual and as adjusted basis, giving effect to the issuance of the Notes, as of December 31, 2016. See “Use of Proceeds.” This table should be read in conjunction with “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes in our Annual Report incorporated by reference into this prospectus supplement.

	As of December 31, 2016
	Actual	As Adjusted
	(In thousands, except share data)
Debt obligations
Loans payable(1)	$673,603	$
Senior Notes due offered hereby	—
Total debt obligations	673,603

Shareholders’ equity
Share capital authorized, issued and fully paid, par value $1 each (authorized: 156,000,000):
Ordinary shares (issued and outstanding: 16,175,250)	16,175		16,175
Non-voting convertible ordinary shares:
Series C (issued and outstanding: 2,792,157)	2,792		2,792
Series E (issued and outstanding: 404,771)	405		405
Series C Preferred Shares (issued and outstanding: 388,571)	389		389
Treasury shares at cost (Preferred shares: 388,571)	(421,559)		(421,559)
Additional paid-in capital	1,380,109		1,380,109
Accumulated other comprehensive loss	(23,549)		(23,549)
Retained earnings	1,847,550		1,847,550
Total Enstar Group Limited Shareholders’ Equity	2,802,312		2,802,312
Noncontrolling interest	8,520		8,520
Total Shareholders’ Equity	2,810,832		2,810,832

Total Capitalization	$3,484,435	$

(1)	Does not give effect to the borrowing of approximately $90 million and repayment of approximately $34 million, in each case subsequent to December 31, 2016 under our revolving credit facility.

SELECTED FINANCIAL DATA
The following selected historical financial information for each of the past five full fiscal years ended December 31, 2016 has been derived from our audited consolidated historical financial statements included in our Annual Report. This information is only a summary and should be read in conjunction with "Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and notes thereto included in our Annual Report and incorporated by reference into this prospectus supplement. The results of operations for historical accounting periods are not necessarily indicative of the results to be expected for any future accounting period.
Since our inception, we have made numerous acquisitions of companies and portfolios of business that impact the comparability between periods of the information reflected below. In particular, our 2016 acquisition of Dana Companies LLC, our 2015 acquisitions of Alpha, the life settlement companies of Wilton Re Limited, and Sussex Insurance Company, our 2014 acquisition of StarStone and our 2013 acquisitions of SeaBright Insurance Company, Pavonia Holdings (US) and its subsidiaries (“Pavonia”), Arden Holdings Limited and its subsidiaries and Atrium impact comparability between periods, including with respect to net premiums earned. Our acquisitions and significant new business are described in "Item 1. Business - Recent Acquisitions and Significant New Business” and Notes 3 and 4 of our consolidated financial statements included in our Annual Report and incorporated by reference into this prospectus supplement. In addition, we have now classified our Pavonia operations as held-for-sale and its results of operations are included in discontinued operations. See Note 5 of our consolidated financial statements included in our Annual Report and incorporated by reference into this prospectus supplement.

	Years Ended December 31,
	2016	2015	2014	2013	2012
	(in thousands of U.S. dollars, except share and per share data)
Statements of Earnings Data:
Net premiums earned	$823,514	$753,744	$542,991	$147,613	$3,511
Fees and commission income	39,364	39,347	34,919	12,817	8,570
Net investment income	185,463	122,564	66,024	62,117	68,864
Net realized and unrealized gains (losses)	77,818	(41,523)	51,991	78,394	73,612
Net incurred losses and loss adjustment expenses	(174,099)	(104,333)	(9,146)	163,672	237,953
Life and annuity policy benefits	2,038	546	(84)	1,523	300
Acquisition costs	(186,569)	(163,716)	(117,542)	(14,436)	—
Total other expenses, net	(475,079)	(394,257)	(347,456)	(231,579)	(201,291)
Net earnings from continuing operations	292,450	212,372	221,697	220,121	191,519
Net earnings (losses) from discontinued operations	11,963	(2,031)	5,539	3,701	—
Net earnings	304,413	210,341	227,236	223,822	191,519
Less: Net loss (earnings) attributable to noncontrolling interests	(39,606)	9,950	(13,487)	(15,218)	(23,502)
Net earnings attributable to Enstar Group Limited	$264,807	$220,291	$213,749	$208,604	$168,017
Per Ordinary Share Data:(1)
Earnings per common share attributable to Enstar Group Limited:
EARNINGS PER SHARE - BASIC
Net earnings from continuing operations	$13.10	$11.55	$11.31	$12.40	$10.22
Net earnings (losses) from discontinued operations	$0.62	$(0.11)	$0.30	$0.22	$—
Net earnings per ordinary share attributable to Enstar Group Limited shareholders	$13.72	$11.44	$11.61	$12.62	$10.22
EARNINGS PER SHARE - DILUTED
Net earnings from continuing operations	$13.00	$11.46	$11.15	$12.27	$10.10
Net earnings (losses) from discontinued operations	$0.62	$(0.11)	$0.29	$0.22	$—
Net earnings per ordinary share attributable to Enstar Group Limited shareholders	$13.62	$11.35	$11.44	$12.49	$10.10
Weighted average ordinary shares outstanding:
Basic	19,299,426	19,252,072	18,409,069	16,523,369	16,441,461
Diluted	19,447,241	19,407,756	18,678,130	16,703,442	16,638,021
________________________
(1) Earnings per share is a measure based on net earnings divided by weighted average ordinary shares outstanding. Basic earnings per share is defined as net earnings available to ordinary shareholders divided by the weighted average number of ordinary shares outstanding for the period, giving no effect to dilutive securities. Diluted earnings per share is defined as net earnings available to ordinary shareholders divided by the weighted average number of shares and share equivalents outstanding calculated using the treasury stock method for all potentially dilutive securities. When the effect of dilutive securities would be anti-dilutive, these securities are excluded from the calculation of diluted earnings per share.

	December 31,
	2016	2015	2014	2013	2012
	(in thousands of U.S. dollars, except share and per share data)
Balance Sheet Data:
Total investments	$6,042,672	$6,340,781	$4,844,352	$4,279,542	$3,352,875
Total cash and cash equivalents (inclusive of restricted)	1,318,645	1,295,169	1,429,622	958,999	954,855
Reinsurance balances recoverable	1,460,743	1,451,921	1,305,515	1,331,892	1,122,919
Total assets	12,865,744	11,772,534	8,622,147	7,236,289	5,878,261
Losses and loss adjustment expense liabilities	5,987,867	5,720,149	4,509,421	4,219,905	3,650,127
Policy benefits for life and annuity contracts	112,095	126,321	8,940	9,779	11,027
Loans payable	673,603	599,750	320,041	452,446	107,430
Total Enstar Group Limited shareholders’ equity	2,802,312	2,516,872	2,304,850	1,755,523	1,553,755
Book Value per Share:(1)
Basic	$144.66	$130.65	$120.04	$106.21	$94.29
Diluted	$143.68	$129.65	$119.22	$105.20	$93.30
Shares Outstanding:
Basic	19,372,178	19,263,742	19,201,017	16,528,343	16,477,809
Diluted	19,645,309	19,714,810	19,332,864	16,707,115	16,653,120
________________________
(1) Basic book value per share is calculated as total Enstar Group Limited shareholders’ equity available to ordinary shareholders divided by the number of ordinary shares outstanding as at the end of the period, giving no effect to dilutive securities. Diluted book value per share is calculated as total Enstar Group Limited shareholders’ equity available to ordinary shareholders plus the assumed proceeds from the exercise of outstanding warrants divided by the sum of the number of ordinary shares and ordinary share equivalents and warrants outstanding at the end of the period.

DESCRIPTION OF THE NOTES
We will issue the notes under an indenture, to be dated as of , 2017, between Enstar Group Limited, as issuer, and The Bank of New York Mellon, as trustee, as supplemented by a first supplemental indenture, to be dated as of , 2017 (such indenture as so supplemented, the “indenture”). This description of the notes supplements, and to the extent inconsistent therewith replaces, the section entitled “Description of Debt Securities” in the accompanying prospectus.
The description of the notes in this prospectus supplement and the accompanying prospectus is a summary only, is not complete and is subject to, and qualified by reference to, all of the provisions of the indenture and the notes. We urge you to read the indenture and the notes because they define your rights as a holder of notes. A copy of the indenture, including the form of the notes, is available without charge upon request to us at the address provided under “Where You Can Find More Information.” Capitalized terms used in this “Description of the Notes” that are not defined in this prospectus supplement have the meanings given to them in the indenture.
As used in this description of the notes, “we,” “us,” “our,” the “Company” and “Enstar Group Limited” refer only to Enstar Group Limited and do not include any current or future subsidiaries of Enstar Group Limited.
General
The notes will mature on , . The notes will bear interest at a rate of % per year. The notes will be issued only in registered form in denominations of $2,000 and any integral multiples of $1,000 in excess thereof.
The trustee will initially act as our paying agent for the notes. The notes will be payable at the corporate trust office of the trustee, or an office or agency maintained by us for such purpose, in the Borough of Manhattan, The City of New York. We will pay principal of, premium, if any, and interest on, notes in global form registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.
We will issue the notes as a new series of debt securities under the indenture initially in an aggregate principal amount of $ . We may, without the consent of the holders of the notes, issue an unlimited principal amount of additional notes having identical terms as the notes offered hereby other than issue date, issue price and the first interest payment date (the “additional notes”) and which will be deemed to be in the same series as the notes offered hereby. We will only be permitted to issue such additional notes if, at the time of such issuance, no event of default has occurred and is continuing under the indenture with respect to the notes. Any additional notes will be part of the same issue as the notes that we are currently offering and will vote on all matters with the holders of the notes; provided that if any additional notes are not fungible with the notes offered hereby for U.S. federal income tax purposes, they will be issued with a separate CUSIP number.
We do not intend to apply for listing of the notes on any securities exchange.
Interest
We will pay interest on the notes semi-annually in arrears on and of each year, beginning on , 2017. We will make each interest payment to the holders of record at the close of business on the immediately preceding and .
Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.
If an interest payment date for the notes falls on a day that is not a business day, the interest payment date will be postponed to the next business day and no interest with respect to such interest payment shall accrue for the intervening period. If the maturity date of the notes falls on a day that is not a business day, we will pay principal and accrued and unpaid interest on the notes on the next business day. No interest on that payment will accrue from and after the maturity date.
Ranking
The notes will represent unsecured general obligations of the Company and will rank equally with all of our other existing and future unsecured unsubordinated indebtedness. The notes will rank senior to any future subordinated indebtedness we incur.

Because we are a holding company and a significant part of our operations is conducted through subsidiaries, a significant portion of our cash flow, and consequently our ability to service debt, including the notes, is dependent upon the earnings of our subsidiaries and the transfer of funds by those subsidiaries to us in the form of dividends or other transfers.
In addition, holders of the notes will have a junior position to claims of creditors against our subsidiaries, including policy holders, trade creditors, debtholders, secured creditors, taxing authorities, guarantee holders and any preferred shareholders, except to the extent that we are recognized as a creditor of the applicable subsidiary. Any claims of the Company as the creditor of such subsidiary would be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary that is structurally senior to that held by us. As of December 31, 2016, the total liabilities of our subsidiaries were approximately $9,107.2 million, including $185.5 million of outstanding indebtedness. In addition, as of December 31, 2016, certain of our subsidiaries guaranteed $488.1 million of Enstar Group Limited debt.
There are legal restrictions on payments of dividends and other distributions to shareholders that may affect our subsidiaries’ ability to transfer funds to Enstar. Therefore, Enstar may not have sufficient assets or funds to repay principal and interest on the notes. In addition, insurance companies, including some of our direct and indirect subsidiaries, are subject to insurance laws and regulations that, among other things, require those companies to maintain certain levels of capital and surplus, and further restrict the amount of dividends and other distributions that may be paid to Enstar. These restrictions can include obtaining prior approval of insurance regulators having jurisdiction over our insurance subsidiaries before an insurance subsidiary can pay dividends or distributions to Enstar. The rights of our creditors (including the holders of the notes) to participate in distributions on equity interests owned by us in certain of our subsidiaries, including our insurance subsidiaries, may be materially adversely affected if Enstar is unable to receive sufficient dividends or distributions from its direct and indirect subsidiaries.
Optional Redemption
We may, at our option, redeem the notes, at any time or from time to time, either in whole or in part. At any time prior to the date that is months prior to the maturity of the notes, we may redeem the notes at a redemption price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed, or

•
as determined by the Independent Investment Banker, the sum of the present values of the remaining principal amount and scheduled payments of interest on the notes to be redeemed (excluding interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis at the Treasury Rate plus basis points.

The redemption price will be calculated assuming a 360-day year consisting of twelve 30-day months.
On or after the date that is months prior to the maturity of the notes, we may redeem the notes at a redemption price equal to 100% of the principal amount of the notes to be redeemed.
In addition to the redemption price, we will pay accrued and unpaid interest, if any, to, but not including, the redemption date.
“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate securities of comparable maturity to the remaining term of the notes.
“Comparable Treasury Price” means, with respect to any redemption date:

•	the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or

•	if the Independent Investment Banker obtains fewer than four Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations so received.
“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.
“Reference Treasury Dealer” means (a) each of Barclays Capital Inc. and Wells Fargo Securities, LLC or their affiliates that are primary U.S. government securities dealers and their respective successors, unless any of them ceases to be a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”), in which case we shall substitute another Primary Treasury Dealer and (b) two other Primary Treasury Dealers that we select.
“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by that Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding the redemption date.
“Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated on the third business day preceding the redemption date, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.
We will provide notice of any redemption in the manner provided in the indenture at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed. The notice of redemption to each holder will specify, among other items, the redemption price (or the method for determination thereof).
Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions of the notes called for redemption.
If fewer than all of the notes are to be redeemed at any time, the particular notes to be redeemed shall be selected by the trustee, from the outstanding notes not previously called for redemption, in accordance with the applicable rules and procedures of the depositary, in the case of global notes, or, otherwise, by such method as the trustee shall deem fair and appropriate.
If any note is to be redeemed in part only, the notice of redemption that relates to that note must state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued (or transferred through a book-entry system) in the name of the holder thereof upon cancelation of the original note. No notes of $2,000 or less will be redeemed in part.
Mandatory Redemption; Open Market Purchases
We are not required to make any mandatory redemption or sinking fund payments with respect to the notes. We or our affiliates may at any time and from time to time purchase notes in the open market or otherwise.
Certain Covenants
In addition to the covenant described in the accompanying prospectus under “Description of Debt Securities-Limitation on Liens on Stock of Significant Subsidiaries”, the indenture will include the following covenants:
Consolidation, Merger, Amalgamation and Sale of Assets
We will not (1) consolidate with or merge or amalgamate into a third party, or (2) sell, assign, convey, transfer or lease all or substantially all of our properties and assets to any third party, other than a direct or indirect wholly owned subsidiary, unless:

•
we are the continuing entity in the transaction or, if not, unless the successor entity is organized under the laws of the United States, any state thereof, the District of Columbia, Bermuda, the Cayman Islands, Barbados or any country or state which is a member of the Organization for Economic Cooperation and Development and expressly assumes our obligations on the notes and under the indenture (including, for the avoidance of doubt, the obligation to pay additional amounts, as set forth below under “-Payment of Additional Amounts”);

•
immediately following the completion of the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, would occur and be continuing; and

•	certain other conditions are met.
SEC Reports
Whether or not we are subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, if not filed electronically with the SEC through EDGAR (or any successor system), we will provide to the trustee and the holders of the notes, within 15 days of the time periods required (after giving effect to Rule 12b-25 of the Exchange Act):

•	all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-K and 10-Q if we were required to file such Forms; and

•	all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports;
provided that, during any time that we are not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we will not be required to comply with (i) Section 302 or 404 of the Sarbanes-Oxley Act of 2002 or related Items 307 and 308 of Regulation S-K promulgated by the SEC or Item 601 of Regulation S-K (with respect to exhibits), (ii) in the case of annual reports, Items 9A, 10 (except with respect to Item 401 of Regulation S-K) and 11 of Form 10-K or (iii) Section 13(r) of the Exchange Act.
We may satisfy the requirement to provide information by posting such reports, documents and information on our website within the time periods specified by this covenant. Notwithstanding the foregoing, if any parent of us guarantees our obligations under the indenture and the notes then outstanding (there being no obligation of such parent to do so), the reports, documents and information required to be filed and provided as described above may, at our option, be filed by and be those of such parent, rather than those of us. Delivery of reports, documents and information to the trustee is for informational purposes only and its receipt of such reports shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any of our covenants under the indenture or the notes (as to which the trustee is entitled to rely exclusively on officer’s certificates).
Events of Default
The following events will constitute an event of default under the indenture with respect to the notes:

•
a default in payment of principal or any premium, if any, when due and payable; provided, however, that if we are permitted by the terms of the debt securities to defer the payment in question, the date on which such payment is due and payable shall be the date on which we must make payment following such deferral, if the deferral has been made pursuant to the terms of the securities of that series;

•
a default in payment of any interest beyond the date when due and payable, continuing for a period of 30 days; provided, however, that if we are permitted by the terms of the debt securities to defer the payment in question, the date on which such payment is due and payable shall be the date on which we must make payment following such deferral, if the deferral has been made pursuant to the terms of the securities of that series;

•	a default in payment of any sinking fund installment when due;

•
a failure to observe or perform any of our other obligations under the debt securities or the indenture, other than a covenant or agreement included solely for the benefit of a different series of debt securities, after 60 days written notice of the failure;

•
default under any other indenture, mortgage, bond, debenture, note or other instrument, under which we or our subsidiaries may incur recourse indebtedness for borrowed money resulting in acceleration of more than $75,000,000 in principal amount (after giving effect to any and all grace periods) and such default is not cured or waived or such acceleration is not rescinded or annulled within a period of 30 days after there has been given written notice as provided in the indenture; and

•	certain events of bankruptcy, insolvency or reorganization.
If an event of default described in the last bullet point above occurs, then the principal amount of the notes shall be immediately due and payable without any declaration or any other action on the part of the trustee or any holder.
If an event of default described in any other bullet point above occurs and is continuing, either the trustee or the holders of not less than 25% in principal amount of the notes may declare the principal and accrued interest of the notes to be due and payable immediately. In order to declare the notes due and immediately payable, the trustee or the holders must deliver a notice that satisfies the requirements of the indenture. Upon a declaration by the trustee or the holders, we will be obligated to pay the principal amount of the notes.

An event of default will be deemed waived at any time after a declaration of acceleration but before a judgment for payment of the money due has been obtained if:

•
we have paid or deposited with the trustee all overdue interest, the principal and any premium due otherwise than by the declaration of acceleration and any interest on such amounts, and any interest on overdue interest, to the extent legally permitted, and all amounts due to the trustee; and

•	all events of default, other than the nonpayment of the principal which became due solely by virtue of the declaration of acceleration, have been cured or waived.
Upon conditions specified in the indenture, however, the holders of a majority in principal amount of the notes may waive past defaults under the indenture or rescind and annul an acceleration. Such a waiver, rescission or annulment may not occur where there is a continuing default in payment of principal, any premium or interest on the notes.
The indenture entitles the trustee to obtain assurances of indemnity or security reasonably satisfactory to it by the holders of the notes for any actions taken by the trustee at the request of the holders of the notes. An indemnity or indemnification is an undertaking by one party to reimburse another upon the occurrence of an anticipated loss.
Subject to the right of the trustee to indemnification as described above and except as otherwise described in the indenture, the indenture provides that the holders of a majority of the aggregate principal amount of the notes may direct the time, method and place of any proceeding to exercise any right or power conferred in the indenture or for any remedy available to the trustee.
The indenture provides that no holders of the notes may institute any action against us, except for actions for payment of overdue principal, any premium or interest, unless:

•	such holder previously gave written notice of the continuing default to the trustee;

•
the holders of at least 25% in principal amount of the outstanding notes asked the trustee to institute the action and offered to the trustee indemnity reasonably satisfactory to the trustee for doing so;

•	the trustee did not institute the action within 60 days of the request and offer of indemnity; and

•	no direction inconsistent with such request has been given to the trustee by the holders of a majority in principal amount of the outstanding notes.
The indenture provides that we will file annually with the trustee a certificate either stating that no default exists or specifying any default that does exist.
Payment of Additional Amounts
We will make all payments of principal of and premium, if any, interest and any other amounts on, or in respect of, the notes without withholding or deduction at source for, or on account of, any present or future taxes, fees, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of Bermuda or any other jurisdiction in which Enstar Group Limited is otherwise considered to be a resident for tax purposes or any political subdivision or taxing authority thereof or therein or any jurisdiction from or through which payment on the notes is made (a “taxing jurisdiction”), unless such taxes, fees, duties, assessments or governmental charges are required to be withheld or deducted by (x) the laws (or any regulations or rulings promulgated thereunder) of a taxing jurisdiction or any political subdivision or taxing authority thereof or therein or (y) an official position regarding the application, administration, interpretation or enforcement of any such laws, regulations or rulings (including, without limitation, a holding by a court of competent jurisdiction or by a taxing authority in a taxing jurisdiction or any political subdivision thereof). If a withholding or deduction at source is required, we will, subject to certain limitations and exceptions described below, pay to the holder of any debt security such additional amounts as may be necessary so that every net payment of principal, premium, if any, interest or any other amount made to such holder, after the withholding or deduction (including any such withholding or deduction from such additional amounts), will not be less than the amount provided for in such debt security or in the indenture to be then due and payable.
We will not be required to pay any additional amounts for or on account of:

(1)
any tax, fee, duty, assessment or governmental charge of whatever nature that would not have been imposed but for the fact that such holder (a) was a resident, domiciliary or national of, or engaged in business or maintained a permanent establishment or was physically present in, the relevant taxing jurisdiction or any political subdivision thereof or otherwise had some connection with the relevant taxing jurisdiction other than by reason of the mere ownership of, or receipt of payment under, such debt security, (b) presented, where presentation is required, such debt security for payment in the relevant taxing jurisdiction or any political subdivision thereof, unless such debt security could not have been presented for payment elsewhere, or (c) presented, where presentation is required, such debt security for payment more than 30 days after the date on which the payment in respect of such debt security became due and payable or provided for, whichever is later, except to the extent that the holder would have been entitled to such additional amounts if it had presented such debt security for payment on any day within that 30-day period;

(2)	any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

(3)
any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure by the holder or the beneficial owner of such debt security to comply with any reasonable request by us addressed to the holder within 90 days of such request (a) to provide information concerning the nationality, residence or identity of the holder or the beneficial owner or (b) to make any declaration or other similar claim or satisfy any information or reporting requirement, which is required or imposed by statute, treaty, regulation or administrative practice of the relevant taxing jurisdiction or any political subdivision thereof as a precondition to exemption from all or part of such tax, assessment or other governmental charge;

(4)
any withholding or deduction imposed on or in respect of any notes pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof or intergovernmental agreements in connection therewith, and any agreements entered into pursuant to Section 1471(b)(1) of the Code; or

(5)	any combination of items (1), (2) (3) and (4).
In addition, we will not pay additional amounts with respect to any payment of principal of, or premium, if any, interest or any other amounts on, any such debt security to any holder who is a fiduciary or partnership or other than the sole beneficial owner of such debt security if such payment would be required by the laws of the relevant taxing jurisdiction (or any political subdivision or relevant taxing authority thereof or therein) to be included in the income for tax purposes of a beneficiary or partner or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner to the extent such beneficiary, partner or settlor would not have been entitled to such additional amounts had it been the holder of the notes.
We will pay any present or future stamp, court or documentary taxes or other similar taxes, charges or levies that arise in any taxing jurisdiction (as defined above) from the execution, delivery, enforcement or registration of the notes, the indenture, or any other document or instrument required in relation thereof, and we will agree to indemnify the holders for any such taxes paid by such holders. The obligations described under this heading will survive any termination, defeasance or discharge of the indenture and will apply mutatis mutandis to any jurisdiction in which any successor person to the Company is organized or any political subdivision or taxing authority or agency thereof or therein.
Redemption for Tax Purposes
We may redeem the notes at our option, in whole but not in part, at a redemption price equal to 100% of the principal amount, together with accrued and unpaid interest and additional amounts, if any, to the date fixed for redemption, at any time we receive an opinion of counsel that as a result of (1) any change in or amendment to the laws or treaties (or any regulations or rulings promulgated under these laws or treaties) of Bermuda or any other taxing jurisdiction (including any political subdivision thereof or taxation authority therein affecting taxation) or (2) any change in the application or official interpretation of such laws, regulations or rulings (including, for the avoidance of doubt, any action taken by any taxing jurisdiction, which action is applied generally or is taken with respect to the Company, or a decision rendered by a court of competent jurisdiction in a taxing jurisdiction whether or not such decision was rendered with respect to us), we will be required as of the next interest payment date to pay additional amounts with respect to the notes as provided in “-Payment of Additional Amounts” above and such requirement cannot be avoided by the use of reasonable measures (consistent with practices and interpretations generally followed or in effect at the time such measures could be taken) then available. If we elect to redeem the notes under this provision, we will give written notice of such election to the trustee and the holders of the notes. Interest on the notes will cease to accrue as of the date fixed for redemption unless we default in the payment of the redemption price.

Discharge, Defeasance and Covenant Defeasance
The discharge, defeasance and covenant defeasance provisions described in the accompanying prospectus under “Description of Debt Securities-Discharge, Defeasance and Covenant Defeasance” will apply to the notes.
Modification of the Indenture
Changes Not Requiring Holder Approval. The indenture provides that we and the trustee may enter into one or more supplemental indentures without the consent of the holders of the notes to:

•	secure the notes;

•	evidence a successor person’s assumption of our obligations under the indenture and the notes;

•	add covenants or other provisions that protect holders of the notes;

•
cure any ambiguity or inconsistency in the indenture, or between the indenture and the prospectus or any applicable prospectus supplement, or to make any other provision with respect to matters or questions arising under the indenture, provided that such correction does not materially and adversely affect the holders of the notes;

•	establish the forms or terms of other series of debt securities permitted by the indenture;

•	evidence a successor trustee’s acceptance of appointment; or

•	make any other change that does not materially and adversely affect the holders of the notes.
Changes Requiring a Majority Vote. The indenture also permits us and the trustee, with the consent of the holders of at least a majority in aggregate principal amount of the notes to change, in any manner, the indenture and the rights of the holders of the notes, except for the changes described immediately below.
Changes Requiring Approval of All Holders. The consent of each holder of an affected note is required for changes that:

•	extend the stated maturity of, or reduce the principal of any note;

•	reduce the rate or extend the time of payment of interest;

•	reduce any amount payable upon redemption;

•	change the currency in which the principal, any premium or interest is payable;

•	reduce the amount of any original issue discount debt security that is payable upon acceleration or provable in bankruptcy;

•	impair the right to institute a suit for the enforcement of any payment on any note when due; or

•	reduce the percentage of the outstanding debt securities of any series required to approve changes to the indenture.
Book-Entry System
We will issue the notes in the form of one or more permanent global notes in definitive, fully registered form. The global note will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the trustee in accordance with the FAST Balance Certificate Agreement between DTC and the trustee.
Direct and indirect participants in DTC will record beneficial ownership of the notes by individual investors. The transfer of ownership of beneficial interests in a global note will be effected only through records maintained by DTC or its nominee, or by participants or persons that hold through participants.
Investors may elect to hold beneficial interests in the global notes through either DTC, or Euroclear or Clearstream, if they are participants in these systems, or indirectly through organizations that are participants in these systems. Upon receipt of any payment in respect of a global note, DTC or its nominee will immediately credit participants’ accounts with amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown in the records of DTC or its nominee. Payments by participants to owners of beneficial interests in a global note held through participants will be governed by standing instructions and customary practices and will be the responsibility of those participants.
DTC holds securities of institutions that have accounts with it or its participants. Through its maintenance of an electronic book‑entry system, DTC facilitates the clearance and settlement of securities transactions among its participants and eliminates the need to deliver securities certificates physically. DTC’s participants include securities brokers and dealers, including the underwriters, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc. and the     Financial Industry Regulatory Authority, Inc. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.
DTC agrees with and represents to its participants that it will administer its book‑entry system in accordance with its rules and bylaws and requirements of law. The rules applicable to DTC and its participants are on file with the SEC.
Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold interests in customers’ securities accounts in the depositaries’ names on the books of DTC.
Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book‑entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries.
Clearstream is registered as a bank in Luxembourg and as such is subject to regulation by the Commission de Surveillance du Secteur Financier and the Banque Centrale du Luxembourg, which supervise and oversee the activities of Luxembourg banks. Clearstream Participants are worldwide financial institutions, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations, and may include the underwriters or their affiliates. Indirect access to Clearstream is available to other institutions that clear through or maintain a custodial relationship with a Clearstream Participant. Clearstream has established an electronic bridge with Euroclear as the operator of the Euroclear System (the “Euroclear Operator”) in Brussels to facilitate settlement of trades between Clearstream and the Euroclear Operator.
Distributions with respect to the notes of a series held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.
Euroclear holds securities and book‑entry interests in securities for participating organizations (“Euroclear Participants”) and facilitates the clearance and settlement of securities transactions between Euroclear Participants, and between Euroclear Participants and participants of certain other securities intermediaries through electronic book‑entry changes in accounts of such participants or other securities intermediaries. Euroclear provides Euroclear Participants with, among other things, safekeeping, administration, clearance and settlement, securities lending and borrowing, and related services.
Euroclear Participants are investment banks, securities brokers and dealers, banks, central banks, supranationals, custodians, investment managers, corporations, trust companies and certain other organizations and may include the underwriters or their affiliates. Non‑participants in Euroclear may hold and transfer beneficial interests in a global note through accounts with a Euroclear Participant or any other securities intermediary that holds a book‑entry interest in a global note through one or more securities intermediaries standing between such other securities intermediary and Euroclear.
Distributions with respect to the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the terms and conditions of Euroclear, to the extent received by the U.S. depositary for Euroclear.
Transfers between Euroclear Participants and Clearstream Participants will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Cross‑market transfers between DTC’s participating organizations (the “DTC Participants”) on the one hand, and Euroclear Participants or Clearstream Participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its U.S. Depositary; however, such cross‑market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global note in DTC, and making or receiving payment in accordance with normal procedures for same‑day fund settlement applicable to DTC. Euroclear Participants and Clearstream Participants may not deliver instructions directly to their respective U.S. Depositaries.
Due to time zone differences, the securities accounts of a Euroclear Participant or Clearstream Participant purchasing an interest in a global note from a DTC Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear Participant or Clearstream Participant during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear Participant or Clearstream Participant to a DTC Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.
The information in this section concerning DTC, Euroclear and Clearstream and their book‑entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of that information.
Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants of their respective obligations under the rules and procedures governing their operations.
Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.
Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same‑Day Funds Settlement System.
Certificated Notes
We will issue certificated notes to each person that DTC identifies as a beneficial owner of the notes represented by a global note upon surrender by DTC of the global note if:

•
DTC notifies us that it is no longer willing or able to continue as depositary for such global note or if DTC ceases to be a clearing agency registered under the Exchange Act, at a time when DTC is required to be so registered in order to act as depositary, and we have not appointed a successor depositary within 90 days of that notice; or

•	we execute and deliver to the trustee an Issuer Order stating that such global note shall be so exchangeable.
Governing Law; Waiver of Jury Trial
The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York. The indenture provides that we and the trustee, and each holder of a note by its acceptance thereof, irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the indenture, the notes or any transaction contemplated thereby.
Regarding the Trustee
The Bank of New York Mellon acts as trustee under the indenture. We and certain of our subsidiaries have in the past and may from time to time in the future utilize the commercial banking, custodial and/or other investment-related services regularly offered by the trustee or its affiliates in the ordinary course of our business.

MATERIAL TAX CONSIDERATIONS
Bermuda Taxation
Currently, there is no Bermuda withholding tax on interest paid by the Company. In addition, currently no Bermuda tax will be imposed upon a sale or other disposition of Notes by holders that are not ordinarily resident in Bermuda.
United States Taxation
The following is a description of certain material U.S. federal income tax consequences of the purchase, ownership and disposition of the Notes. It does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a particular investor’s decision to invest in the Notes, and does not address certain tax rules that are generally assumed to be understood by investors. This summary is based on the United States Internal Revenue Code of 1986, as amended (the “Code”), U.S. federal income tax regulations promulgated or proposed thereunder (the “Treasury Regulations”), judicial authority, and published rulings and administrative pronouncements of the United States Internal Revenue Service (the “IRS”), each as of the date of this prospectus supplement and each of which are subject to change at any time, possibly with retroactive effect. This summary is limited to beneficial owners that purchase Notes in the initial offering at their issue price (i.e., the first price at which a substantial amount of the Notes is sold to purchasers other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) for cash and hold the Notes as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment).
This summary does not address the tax consequences to investors that are subject to special rules, such as financial institutions, banks, thrift institutions, real estate investment trusts, personal holding companies, regulated investment companies, “controlled foreign corporations,” “passive foreign investment companies”, insurance companies, tax-exempt entities, brokers and dealers in securities or currencies, traders in securities that elect to use mark-to-market method of accounting, persons that hold the Notes in a “straddle” or as part of a “hedging,” “conversion” or constructive sale transaction, U.S. holders (as defined below) whose functional currency is not the U.S. dollar, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, and persons who have ceased to be citizens or residents of the United States. Further, we do not address:

•	the U.S. federal income tax consequences to stockholders in, or partners or beneficiaries of, an entity that is an owner of the Notes;

•	the U.S. federal estate and gift or alternative minimum tax consequences of the purchase, ownership or sale of the Notes; or

•	any state, local or non-U.S. tax consequences of the purchase, ownership and sale of the Notes.
If a partnership or other entity treated as a partnership for U.S. federal income tax purposes owns Notes, the tax treatment of a partner in the partnership will generally depend upon the partner’s status and the activities of the partnership. If you are such a partnership entity investing in Notes (or if you are a partner in such a partnership entity), you are urged to consult your own tax advisor about the U.S. federal income tax consequences of acquiring, owning and disposing of the Notes.
For purposes of this summary, you are a “U.S. holder” if you are a beneficial owner of a Note and you are:

•	an individual citizen or resident of the United States;

•
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

For purposes of this summary, a non-U.S. holder is a beneficial owner of a Note that is not a U.S. holder and is not a partnership or other entity treated as a partnership for U.S. federal income tax purposes.
This summary is not binding on the IRS. We have not sought, and do not plan to not seek, any ruling from the IRS with respect to the statements made in this summary, and there can be no assurance that the IRS will not take a position contrary to these statements or that a contrary position taken by the IRS will not be sustained by a court.

This summary constitutes neither tax nor legal advice to any particular investor. Prospective investors are urged to consult their own tax advisors to determine the specific tax consequences and risks to them of purchasing, holding and disposing of the Notes, including the application to their particular situation of any U.S. federal, state, local, and non-U.S. tax laws and of any applicable income tax treaty.
Tax Consequences to U.S. Holders
This subsection describes certain U.S. federal income tax consequences to a U.S. holder. If you are not a U.S. holder, this subsection does not apply to you and you should refer to “-Tax Consequences to Non-U.S. Holders” below.
Interest and Original Issue Discount on the Notes
It is expected, and therefore this discussion assumes, that the Notes will be treated as issued without original issue discount (“OID”) for federal income tax purposes. Accordingly, you will generally be required to include stated interest in income as ordinary income at the time the interest is received or accrued, according to your method of tax accounting. Interest on the Notes will be treated as foreign source income for U.S. federal income tax purposes and generally will be passive category income for U.S. foreign tax credit limitation purposes.
Sale, Exchange or Repurchase of the Notes
You will generally recognize gain or loss upon a sale, exchange or repurchase of a Note equal to the difference between (1) the amount of cash proceeds and the fair market value of any property received and (2) your adjusted tax basis in the Note. Your adjusted tax basis in Notes generally will equal the cost of the Notes to you. Any gain or loss you recognize generally will be treated as U.S. source capital gain or loss (except to the extent the amount received is attributable to accrued unpaid interest not previously included in income, which will be taxable as ordinary interest income). The capital gain or loss will be long-term if your holding period at that point has exceeded twelve months and will be short-term if your holding period is twelve months or less. A reduced tax rate may apply to individuals and other noncorporate U.S. holders with long-term capital gains. The deductibility of capital losses is subject to certain limitations.
Medicare Tax on Investment Income
In addition to the ordinary U.S. federal income tax that will apply, a 3.8% Medicare tax applies to net investment income, including interest and capital gain, of certain U.S. individuals, estates, and trusts to the extent such income exceeds a specified threshold amount.
Information Reporting and Backup Withholding
Information reporting requirements may apply to the payment of interest on, and the proceeds from a sale of, the Note, unless you are an exempt recipient such as a corporation. If you fail to supply your correct taxpayer identification number, underreport your tax liability or otherwise fail to comply with applicable U.S. information reporting or certification requirements, the IRS may require backup withholding of U.S. federal income tax at the rate set by Section 3406 of the Code (currently 28%) from those payments. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability, provided the required information is furnished to the IRS in a timely manner.
Reporting Obligations with Respect to Non-U.S. Assets
U.S. holders should consider their potential obligation to file IRS Form 8938, Statement of Specified Foreign Assets, with respect to the Notes. U.S. holders should consult with their tax advisors with respect to this or any other reporting requirement that may apply with respect to their acquisition and ownership of the Notes.
Tax Consequences to Non-U.S. Holders
Payments with Respect to the Notes
If you are a non-U.S. holder, all payments of principal or interest made to you on the Notes, and any gain realized on a sale, exchange, conversion, or repurchase of the Notes, will be exempt from U.S. federal withholding tax, unless:

•	your holding of the Notes is effectively connected with your conduct of a trade or business in the United States; or

•
in the case of gain on the disposition of a Note, you are an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.

If you are engaged in a trade or business in the United States and interest on a Note or gain recognized on the sale, exchange, conversion, or repurchase of a Note is effectively connected with the conduct of that trade or business, you will be subject to U.S. federal income tax on that interest or gain on a net income basis in the same manner as if you were a U.S. person as defined under the Internal Revenue Code. In addition, if you are a non-U.S. corporation, you may be subject to a “branch profits tax” equal to 30% (or lower applicable income tax treaty rate) of your earnings and profits for the taxable year, subject to certain adjustments, that are effectively connected with your conduct of a trade or business in the United States. For this purpose, any interest or gain on the Notes will be included in your earnings and profits.
An individual non-U.S. holder who is in the United States for 183 days or more in the taxable year in which a Note is sold, exchanged, redeemed or repurchased, and meets certain other conditions, will be subject to a flat 30% U.S. federal income tax (which rate may, however, be reduced if the individual is entitled to the benefit of a nondiscrimination provision of an applicable tax treaty) on any gain recognized on such a disposition, which gain may be offset by such a person’s U.S. source capital losses, if any.
Information Reporting and Backup Withholding
In general, if your Notes are held through a non-U.S. (and not U.S. related) broker or financial institution, you will not be subject to information reporting and backup withholding with respect to payments that we make to you. Information reporting and possibly backup withholding, may apply if you hold the Notes through a U.S. (or U.S. related) broker or financial institution unless you provide appropriate certification of your non-U.S. status to such broker or financial institution. In addition, you will not be subject to information reporting or backup withholding with respect to the proceeds of the sale of a Note within the United States or conducted through certain U.S.-related financial intermediaries if the payor receives appropriate documentation and does not have actual knowledge or reason to know that you are a U.S. person, as defined under the Internal Revenue Code, or you otherwise establish an exemption. Non-U.S. holders should consult their tax advisors concerning the application of the information reporting and backup withholding rules.
Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability, provided the required information is furnished to the IRS in a timely manner.

UNDERWRITING (CONFLICTS OF INTEREST)
Barclays Capital Inc. and Wells Fargo Securities, LLC are acting as representatives of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of Notes set forth opposite its name below.

Underwriter	Principal Amount of Notes
Barclays Capital Inc.	$
Wells Fargo Securities, LLC
Lloyds Securities Inc.
SunTrust Robinson Humphrey, Inc.
Total	$

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Notes sold under the underwriting agreement if any of the Notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.
We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make with respect to those liabilities.
The underwriters are offering the Notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
Commissions and Discounts
The representatives have advised us that the underwriters propose initially to offer the Notes at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of % of the principal amount of the Notes. The underwriters may allow, and such dealers may reallow, a concession not in excess of % of the principal amount of the Notes. After the initial offering, the public offering price, concession or any other term of the offering may be changed.
We estimate that our expenses, not including the underwriting discount, in connection with this offering will be approximately $ million.
New Issue of Notes
The Notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the Notes on any securities exchange or to arrange for quotation of the Notes on any automated dealer quotation system. We have been advised by the underwriters that they intend to make a market for the Notes after this offering is completed as permitted by applicable law. However, they are under no obligation to do so and may cease any market-making at any time without any notice. We cannot assure the liquidity of the trading market for the Notes or that an active trading market for the Notes will develop. If an active trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected. If the Notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our financial performance or prospects, general economic conditions and other factors.
Short Positions
In connection with the offering, the underwriters may purchase and sell the Notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of Notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing Notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering.
Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the Notes or preventing or retarding a decline in the market price of the Notes. As a result, the price of the Notes may be higher than the price that might otherwise exist in the open market.
Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
Conflicts of Interest
Affiliates of Barclays Capital Inc., Lloyds Securities Inc. and SunTrust Robinson Humphrey, Inc. are lenders under our revolving credit facility, and an affiliate of Barclays Capital Inc. is a lender under our Sussex term loan facility. Accordingly, affiliates of these underwriters will receive a portion of the net proceeds from this offering through the repayment of borrowings under these facilities.
Because of these relationships, these underwriters are deemed to have a “conflict of interest” under FINRA Rule 5121. Under FINRA Rule 5121, because the Notes offered hereby are “investment grade rated,” as defined in FINRA Rule 5121, it is not required that a “qualified independent underwriter” participate in the preparation of this prospectus supplement or the accompanying prospectus. Accordingly, there is no qualified independent underwriter for this offering.
Other Relationships
The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. From time to time, the underwriters and their respective affiliates have directly or indirectly provided investment and/or commercial banking services to us for which they have received customary compensation and expense reimbursement. The underwriters and their respective affiliates may in the future provide similar services to us. They have received, or may in the future receive, customary fees and commissions for these transactions.
As described above under “Conflicts of Interest,” affiliates of Barclays Capital Inc., Lloyds Securities Inc. and SunTrust Robinson Humphrey, Inc. are lenders under our revolving credit facility, and an affiliate of Barclays Capital Inc. is a lender under our Sussex term loan facility. An affiliate of Wells Fargo Securities, LLC is the lender under our three-year, $75.0 million unsecured term loan.
In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer or its affiliates. If the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates may hedge their credit exposure to us consistent with their customary risk management policies. Typically, the underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the Notes offered hereby. The underwriters and certain of their affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Notice to Prospective Investors in the EEA
In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of Notes to the public may be made in that Relevant Member State other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•
to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of Notes shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.
This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of Notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive, as implemented in that Relevant Member State, from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of Notes which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor any underwriter have authorized, nor do they authorize, the making of any offer of Notes in circumstances in which an obligation arises for the company or any underwriter to publish a prospectus for such offer.
For the purposes of the above provisions, the expression an “offer of Notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.
Notice to Prospective Investors in the United Kingdom
In addition, in the United Kingdom, each underwriter (a) may only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act (the “FSMA”)) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and (b) has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.
Notice to Prospective Investors in Canada
The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS
Certain legal matters relating to the Notes will be passed upon for us as to Bermuda law by Conyers Dill & Pearman Limited, Hamilton, Bermuda, and as to U.S. law by Drinker Biddle & Reath LLP, Philadelphia, Pennsylvania. The underwriters have been represented in connection with this offering by Cravath, Swaine & Moore LLP, New York, New York.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-3 under the Securities Act relating to our debt securities. This prospectus supplement and the accompanying prospectus are a part of the registration statement, but the registration statement also contains additional information and exhibits.
We are subject to the information reporting requirements of the Exchange Act and, in accordance with these requirements, we are required to file periodic reports and other information with the SEC. You may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the operation of the Public Reference Room. The SEC also maintains an Internet website at www.sec.gov that contains our filed reports, proxy and information statements, and other information we file electronically with the SEC.
Additionally, we make our SEC filings available, free of charge, on our website at www.enstargroup.com/sec.cfm as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on our website, other than the filings incorporated by reference in this prospectus supplement, is not, and should not be, considered part of this prospectus supplement and the accompanying prospectus, is not incorporated by reference into this document, and should not be relied upon in connection with making any investment decision with respect to the Notes.
We are “incorporating by reference” into this prospectus supplement certain information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information we incorporate by reference in this prospectus supplement is legally deemed to be a part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede the information included in this prospectus supplement and the documents listed below. We incorporate the documents listed below:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on February 27, 2017;

•	Our Current Reports on Form 8-K, filed with the SEC on February 21, 2017 and February 27, 2017; and

•
All future documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the securities being offered under this prospectus supplement are sold (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K).

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents that are not specifically incorporated by reference therein. You should direct any requests for documents to us at the following address or telephone number:
Enstar Group Limited
P.O. Box HM 2267
Windsor Place, 3rd Floor
22 Queen Street
Hamilton HM 11
Bermuda
(441) 292-3645
Attention: Corporate Secretary

PROSPECTUS
ENSTAR GROUP LIMITED
Debt Securities
We may offer debt securities from time to time. We may offer the debt securities in separate series or classes and in amounts, at prices and on terms described in one or more supplements to this prospectus.
Specific terms of these debt securities will be provided in one or more supplements to this prospectus. We urge you to carefully read this prospects and any applicable accompanying prospectus supplement, together with the documents we incorporate by reference.
This prospectus may not be used to offer and sell debt securities unless accompanied by a prospectus supplement, which will contain specific information about those debt securities and their offering.
________________________________________
Investing in our debt securities involves certain risks. You should carefully consider the risk factors included and incorporated by reference in this prospectus and the applicable prospectus supplement before you invest in our debt securities.
________________________________________
Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
 ________________________________________
The date of this prospectus is September 12, 2014
We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any related prospectus supplement or free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these debt securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus, any prospectus supplement or any free writing prospectus is accurate as of any date other than the respective dates of such documents. Our business, financial condition, results of operations and prospects may have changed since those dates.
The terms “Enstar,” “we,” “us,” “our,” the “Company” or similar references refer to Enstar Group Limited and its consolidated subsidiaries, unless otherwise stated or the context otherwise requires. The terms “debt securities” or “securities” refer to any debt security that we might sell under this prospectus or any prospectus supplement. References to “$” and “dollars” are to United States dollars.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the United States Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may sell the debt securities described in this prospectus in one or more offerings from time to time. This prospectus provides you with a general description of the securities we may offer. Each time we sell debt securities, we will provide a prospectus supplement that will contain specific information about the terms of those securities and that offering. The prospectus supplement may also add, update or change information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement, provided that if any statement in one of those documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus or any prospectus supplement — the statement in the later-dated document modifies or supersedes the earlier statement.
You should read both this prospectus and any applicable prospectus supplement together with the additional information about our Company to which we refer you in the section of this prospectus entitled “Where You Can Find More Information” before deciding to invest in any of the debt securities being offered.
This prospectus contains summaries of certain provisions contained in key documents described in this prospectus. All of the summaries are qualified in their entirety by the actual documents, which you should review before making your investment decision. Copies of the documents referred to herein have been, or will be, filed and included or incorporated by reference in the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”
THE COMPANY
Enstar Group Limited is a Bermuda-based holding company that was formed in 2001 and became publicly traded in 2007. We are listed on the NASDAQ Global Select Market under the ticker symbol “ESGR.” Enstar and our operating subsidiaries acquire and manage diversified insurance businesses through a network of service companies in Bermuda, the United States, the United Kingdom, Continental Europe, Australia, and other international locations.
Our principal executive offices are located at Windsor Place, 3rd Floor, 22 Queen Street, Hamilton HM JX, Bermuda, and our telephone number is (441) 292-3645.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference herein contain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to our financial condition, results of operations, business strategies, operating efficiencies, competitive positions, growth opportunities, plans and objectives of our management, as well as the markets for our securities and the insurance and reinsurance sectors in general. Statements that include words such as “estimate,” “project,” “plan,” “intend,” “expect,” “anticipate,” “believe,” “would,” “should,” “could,” “seek,” “may” and similar statements of a future or forward-looking nature identify forward-looking statements for purposes of the federal securities laws or otherwise. All forward-looking statements are necessarily estimates or expectations, and not statements of historical fact, reflecting the best judgment of our management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward looking statements should, therefore, be considered in light of various important factors, including those set forth in this prospectus and the documents incorporated by reference herein.
Factors that could cause actual results to differ materially from those suggested by the forward looking statements include, but are not limited to, the following:

•	risks associated with implementing our business strategies and initiatives;

•	risks that we may require additional capital in the future, which may not be available or may be available only on unfavorable terms;

•	the adequacy of our loss reserves and the need to adjust such reserves as claims develop over time;

•	risks relating to the availability and collectability of our reinsurance;

•
changes and uncertainty in economic conditions, including interest rates, inflation, currency exchange rates, equity markets and credit conditions, which could affect our investment portfolio, our ability to finance future acquisitions and our profitability;

•
the risk that ongoing or future industry regulatory developments will disrupt our business, affect the ability of our subsidiaries to operate in the ordinary course or to make distributions to us, or mandate changes in industry practices in ways that increase our costs, decrease our revenues or require us to alter aspects of the way we do business;

•	losses due to foreign currency exchange rate fluctuations;

•	increased competitive pressures, including the consolidation and increased globalization of reinsurance providers;

•	emerging claim and coverage issues;

•	lengthy and unpredictable litigation affecting assessment of losses and/or coverage issues;

•	continued availability of exit and finality opportunities provided by solvent schemes of arrangement;

•	loss of key personnel;

•	the ability of our subsidiaries to distribute funds to us and the resulting impact on our liquidity;

•	changes in our plans, strategies, objectives, expectations or intentions, which may happen at any time at management’s discretion;

•	operational risks, including system or human failures and external hazards;

•
risks relating to our acquisitions, including our ability to successfully price acquisitions, evaluate opportunities, address operational challenges, support our planned growth and assimilate acquired companies into our internal control system in order to maintain effective internal controls, provide reliable financial reports and prevent fraud;

•
risks relating to our ability to obtain regulatory approvals, including the timing, terms and conditions of any such approvals, and to satisfy other closing conditions in connection with our acquisition agreements, which could affect our ability to complete acquisitions;

•
risks relating to our life and annuities business, including mortality and morbidity rates, lapse rates, the performance of assets to support the insured liabilities, and the risk of catastrophic events;

•
risks relating to our active underwriting businesses, including unpredictability and severity of catastrophic and other major loss events, failure of risk management and loss limitation methods, the risk of a ratings downgrade, cyclicality of demand and pricing in the insurance and reinsurance markets;

•	our ability to implement our strategies relating to the active underwriting market;

•	risks relating to our ability to structure our investments in a manner that recognizes our liquidity needs;

•	tax, regulatory or legal restrictions or limitations applicable to us or the insurance and reinsurance business generally;

•
changes in tax laws or regulations applicable to us or our subsidiaries, or the risk that we or one of our non-U.S. subsidiaries become subject to significant, or significantly increased, income taxes in the United States or elsewhere;

•	changes in Bermuda law or regulation or the political stability of Bermuda; and

•	changes in accounting policies or practices.
The factors listed above should be not construed as exhaustive and should be read in conjunction with the risks and uncertainties referred to in the “Risk Factors” section below. We undertake no obligation to publicly update or review any forward looking statement, whether to reflect any change in our expectations with regard thereto, or as a result of new information, future developments or otherwise, except as required by law.

RISK FACTORS
Investing in our securities involves risks. Before investing in our securities, you should carefully consider the risk factors contained in our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference herein, and the other information contained in this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement. These risks could have a material adverse effect on our business, results of operations or financial condition and cause the value of our securities to decline. You could lose all or part of your investment.
USE OF PROCEEDS
Unless otherwise specified in a prospectus supplement, we intend to use the net proceeds of any sale of securities for general corporate purposes, including, but not limited to, funding for acquisitions, working capital and other business opportunities. Until we use the net proceeds in the manner described above, we may temporarily use them to make cash and short duration fixed maturity investments.
RATIO OF EARNINGS TO FIXED CHARGES
The following table sets forth our historical ratio of earnings to fixed charges for the periods indicated.

	Six Months Ended June 30, 2014	Fiscal Year Ended December 31,
		2013	2012	2011	2010	2009
Ratio of earnings to fixed charges	12.3x	17.8x	22.2x	18.8x	24.4x	9.4x
Earnings consist of pre-tax earnings from continuing operations before adjustment for noncontrolling interest and income from equity investees, plus fixed charges, plus distributed income of equity investees, minus noncontrolling interest pre-tax earnings of subsidiaries that have not incurred fixed charges. Fixed charges consist of interest expense and an estimate of the interest within rent expense.
DESCRIPTION OF DEBT SECURITIES
We may offer debt securities from time to time under this prospectus and one or more prospectus supplements. We will issue the debt securities pursuant to a senior debt indenture to be entered into between Enstar Group Limited and The Bank of New York Mellon, as trustee.
This section summarizes the material provisions of the indenture and the debt securities. However, because it is a summary, it does not describe every aspect of the indenture or the debt securities, and is subject to, and is qualified in its entirety by reference to, all provisions of the indenture, the form of which has been filed with the registration statement of which this prospectus is a part. See “Where You Can Find More Information” for information on how to obtain a copy of the form of the indenture.
The following description sets forth certain general terms and provisions of the debt securities that we may offer under a prospectus supplement. The particular terms and provisions of the debt securities offered by the related prospectus supplement and the extent, if any, to which such general terms and provisions may apply to the debt securities so offered will be described in the prospectus supplement relating to such debt securities.
The debt securities will represent unsecured general obligations of the Company and will rank equally with all of our other existing and future senior and unsecured, unsubordinated indebtedness. The debt securities will rank senior to our subordinated indebtedness, if any.
Because we are a holding company and a significant part of our operations is conducted through subsidiaries, a significant portion of our cash flow, and consequently our ability to service debt, including the debt securities, is dependent upon the earnings of our subsidiaries and the transfer of funds by those subsidiaries to us in the form of dividends or other transfers.
In addition, holders of the debt securities will have a junior position to claims of creditors against our subsidiaries, including policy holders, trade creditors, debtholders, secured creditors, taxing authorities, guarantee holders and any preferred shareholders, except to the extent that we are recognized as a creditor of our related subsidiary. Any claims of the Company as the creditor of such subsidiary would be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary that is structurally senior to that held by us.

There are legal restrictions on payments of dividends and other distributions to shareholders that may affect our subsidiaries’ ability to transfer funds to Enstar. In addition, insurance companies, including some of the Company’s direct and indirect subsidiaries, are subject to further insurance regulations that, among other things, may require those companies to maintain certain levels of equity, and further restrict the amount of dividends and other distributions that may be paid to Enstar. The rights of our creditors (including the holders of our debt securities) to participate in distributions on shares owned by us in certain of our subsidiaries, including our insurance subsidiaries, may also be subject to approval by certain insurance regulatory authorities having jurisdiction over such subsidiaries.
For purposes of this “Description of Debt Securities” section of this prospectus, references to the terms “Enstar Group Limited,” “Enstar,” the “Company,” “we,” “us” and “our” refer only to Enstar Group Limited and not to any of its subsidiaries unless we specify or the context clearly indicates otherwise.
Terms and Conditions of the Series of Debt Securities
The indenture does not limit the amount of debt securities that we may incur. We may issue as many distinct series of debt securities under the indenture as we wish. Unless otherwise specified in a prospectus supplement, we may issue debt securities of the same series as an outstanding series of debt securities without the consent of holders of securities in the outstanding series. Any additional debt securities so issued will have the same terms as the existing debt securities of the same series in all respects (except for certain terms and conditions permitted to vary under certain provisions of the indenture including, for example, the issuance date, the date upon which interest begins accruing and, in some cases, the first interest payment on the new series), so that such additional debt securities will increase the aggregate principal amount of, and will be consolidated and form a single series with, the existing debt securities of the same series.
We will provide a prospectus supplement to accompany this prospectus for each series of debt securities that we offer. In the prospectus supplement, we will describe the terms and conditions of the series of debt securities that we are offering, which may vary from the terms described in this prospectus and may include some or all of the following:

•
the specific designation of the series of debt securities being offered, the aggregate principal amount of debt securities of such series, including whether such debt securities will be issued with original issue discount, the purchase price for the debt securities and the denominations of the debt securities;

•
the currency or currencies in which the debt securities will be denominated and in which principal, any premium and any interest will or may be payable or a description of any units based on or relating to a currency or currencies in which the debt securities will be denominated;

•	the date or dates upon which the debt securities are payable;

•
the interest rate or rates applicable to the debt securities or the method for determining such rate or rates, whether the rate or rates are fixed or variable and the dates on which interest will be payable;

•	the place or places where the principal of, any premium and any interest on the debt securities will be payable;

•
any mandatory or optional redemption and any make-whole amount (if applicable), repayment or sinking fund provisions applicable to the debt securities. A redemption or repayment provision could either obligate or permit us to buy back the debt securities on terms that we designate in the prospectus supplement, with or without payment of a make-whole amount. A sinking fund provision could either obligate or permit us to set aside a certain amount of assets for payments upon the debt securities, including payment upon maturity of the debt securities or payment upon redemption of the debt securities;

•
whether the debt securities will be issued in registered form, in bearer form or in both registered and bearer form. In general, ownership of registered debt securities is evidenced by the records of the issuing entity. Accordingly, a holder of registered debt securities may transfer the securities only on the records of the issuer. By contrast, ownership of bearer debt securities generally is evidenced by physical possession of the securities. Accordingly, the holder of a bearer debt security can transfer ownership merely by transferring possession of the security;

•
any restrictions or special procedures applicable to (1) the place of payment of the principal, any premium and any interest on bearer debt securities, (2) the exchange of bearer debt securities for registered debt securities or (3) the sale and delivery of bearer debt securities. A holder of debt securities will not be able to exchange registered debt securities into bearer debt securities except in limited circumstances;

•
whether we are issuing the debt securities in whole or in part in global form. If debt securities are issued in global form, the prospectus supplement will disclose the identity of the depositary for such debt securities and any terms and conditions applicable to the exchange of debt securities in whole or in part for other definitive securities. Debt securities in global form are discussed in greater detail below under “Global Debt Securities”;

•
any Bermuda and U.S. federal income tax consequences applicable to the debt securities, including any debt securities denominated and made payable, as described in the prospectus supplement, in foreign currencies, or units based on or related to foreign currencies;

•	any proposed listing of the debt securities on a securities exchange;

•
any right we may have to satisfy, discharge and defease our obligations under the debt securities, or terminate or eliminate restrictive covenants or events of default in the indenture, by depositing money or U.S. government obligations with the trustee of the indenture;

•	the names of any trustee, depositary, authenticating or paying agent, transfer agent, registrar or other agent with respect to the debt securities;

•	any right we may have to defer payments of interest on the debt securities;

•	any additions or changes in the covenants and definitions in the indenture, including any restrictions on our ability to incur debt, redeem our stock, grant liens or merge or sell our assets; and

•
any other specific terms of the debt securities, including any modifications to the events of default under the debt securities and any other terms which may be required by or advisable (as determined by the Company) under applicable laws or regulations.

Holders of the debt securities may present their securities for exchange and may present registered debt securities for transfer in the manner described in the applicable prospectus supplement. Except as limited by the indenture, we will provide these services without charge, other than any tax or other governmental charge payable in connection with the exchange or transfer.
Debt securities may bear interest at a fixed rate or a variable rate as specified in the prospectus supplement. In addition, if specified in the prospectus supplement, we may sell debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate, or at a discount below their stated principal amount. We will describe in the applicable prospectus supplement any special U.S. federal income tax considerations applicable to these discounted debt securities.
We may issue debt securities with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by referring to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such debt securities may receive a principal amount on any principal payment date, or interest payments on any interest payment date, that are greater or less than the amount of principal or interest otherwise payable on such dates, depending upon the value on such dates of applicable currency, commodity, equity index or other factors. The applicable prospectus supplement will contain information as to how we will determine the amount of principal or interest payable on any date, as well as the currencies, commodities, equity indices or other factors to which the amount payable on that date relates and certain additional tax considerations.
Consolidation, Merger, Amalgamation and Sale of Assets
Unless we inform you otherwise in a prospectus supplement, we will not (1) consolidate with or merge or amalgamate into a third party, or (2) sell, assign, convey, transfer or lease all or substantially all of our properties and assets to any third party, other than a direct or indirect wholly owned subsidiary, unless:

•	we are the continuing entity in the transaction or, if not, unless the successor entity expressly assumes our obligations on the securities and under the indenture;

•
immediately following the completion of the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, would occur and be continuing; and

•	we have fulfilled any other requirements under the indenture.
Limitation on Liens on Stock of Significant Subsidiaries

Unless otherwise specified in the applicable prospectus supplement, we may not, nor may we permit any subsidiary to, create, incur, assume or guarantee or otherwise permit to exist any indebtedness secured by any lien on any shares of capital stock of any significant subsidiary, unless we provide, concurrently with or prior to the creation, incurrence, assumption or guarantee of such indebtedness, that the debt securities are secured equally and ratably with such indebtedness for at least the time period such other indebtedness is so secured.
The term “significant subsidiary” means any present or future consolidated majority-owned subsidiary that meets condition (2) set forth under Rule 405 under the Securities Act (substituting 5 percent for 10 percent in the test used therein), provided that the test shall be conducted as of the end of the most recent fiscal quarter for which financial statements of the Company are available.
The term “lien” means any mortgage, pledge, lien, charge, security interest or other encumbrance of any nature whatsoever.
The term “indebtedness” means, with respect to any person:

•
the principal of and any premium and interest on (a) indebtedness of such person for money borrowed and (b) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable;

•	all capitalized lease obligations of such person;

•
all obligations of such person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

•
all obligations of such person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described above) entered into in the ordinary course of business to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such person of a demand for reimbursement following payment on the letter of credit);

•
all obligations of the type referred to above in this bulleted list of other persons and all dividends of other persons for the payment of which, in either case, such person is responsible or liable as obligor, guarantor or otherwise, the amount thereof being deemed to be the lesser of the stated recourse, if limited, and the amount of the obligations or dividends of the other person;

•
all obligations of the type referred to above in this bulleted list of other persons secured by any lien on any property or asset of such person (whether or not such obligation is assumed by such person), the amount of such obligation being deemed to be the lesser of value of such property or assets or the amount of the obligation so secured; and

•	any amendments, modifications, refundings, renewals or extensions of any indebtedness or obligation described as indebtedness above in this bulleted list.
Events Of Default
Unless we provide other or substitute events of default in a prospectus supplement, the following events will constitute an event of default under the indenture with respect to a series of debt securities:

•
a default in payment of principal or any premium, if any, when due and payable; provided, however, that if we are permitted by the terms of the debt securities to defer the payment in question, the date on which such payment is due and payable shall be the date on which we must make payment following such deferral, if the deferral has been made pursuant to the terms of the securities of that series;

•
a default in payment of any interest beyond the date when due and payable, continuing for a period of 30 days; provided, however, that if we are permitted by the terms of the debt securities to defer the payment in question, the date on which such payment is due and payable shall be the date on which we must make payment following such deferral, if the deferral has been made pursuant to the terms of the securities of that series;

•	a default in payment of any sinking fund installment when due;

•
a failure to observe or perform any of our other obligations under the debt securities or the indenture, other than a covenant or agreement included solely for the benefit of a different series of debt securities, after 60 days written notice of the failure;

•
default under any other indenture, mortgage, bond, debenture, note or other instrument, under which we or our subsidiaries may incur recourse indebtedness for borrowed money resulting in acceleration of more than $75,000,000 in principal amount (after giving effect to any and all grace periods) and such default is not cured or waived or such acceleration is not rescinded or annulled within a period of 30 days after there has been given written notice as provided in the indenture; and

•	certain events of bankruptcy, insolvency or reorganization.
If an event of default described in the last bullet point above occurs, then the principal amount of the debt securities shall be immediately due and payable without any declaration or any other action on the part of the trustee or any holder.
If an event of default described in any other bullet point above occurs and is continuing, either the trustee or the holders of not less than 25% in principal amount of each affected series of debt securities issued under the indenture, treated as one class, may declare the principal and accrued interest of all the affected debt securities to be due and payable immediately. In order to declare the principal amount of the debt securities due and immediately payable, the trustee or the holders must deliver a notice that satisfies the requirements of the indenture. Upon a declaration by the trustee or the holders, we will be obligated to pay the principal amount of the debt securities.
An event of default will be deemed waived at any time after a declaration of acceleration but before a judgment for payment of the money due has been obtained if:

•
we have paid or deposited with the trustee all overdue interest, the principal and any premium due otherwise than by the declaration of acceleration and any interest on such amounts, and any interest on overdue interest, to the extent legally permitted, and all amounts due to the trustee; and

•	all events of default, other than the nonpayment of the principal which became due solely by virtue of the declaration of acceleration, have been cured or waived.
Upon conditions specified in the indenture, however, the holders of a majority in principal amount of the affected outstanding series of debt securities, or of all the debt securities as the case may be, may waive past defaults under the indenture or rescind and annul an acceleration. Such a waiver, rescission or annulment may not occur where there is a continuing default in payment of principal, any premium or interest on the affected debt securities.
The indenture entitles the trustee to obtain assurances of indemnity or security reasonably satisfactory to it by the debt security holders for any actions taken by the trustee at the request of the security holders. An indemnity or indemnification is an undertaking by one party to reimburse another upon the occurrence of an anticipated loss.
Subject to the right of the trustee to indemnification as described above and except as otherwise described in the indenture, the indenture provides that the holders of a majority of the aggregate principal amount of the affected outstanding debt securities of each series, treated as one class, may direct the time, method and place of any proceeding to exercise any right or power conferred in the indenture or for any remedy available to the trustee.
The indenture provides that no holders of debt securities may institute any action against us, except for actions for payment of overdue principal, any premium or interest, unless:

•	such holder previously gave written notice of the continuing default to the trustee;

•
the holders of at least 25% in principal amount of the outstanding debt securities of each affected series, treated as one class, asked the trustee to institute the action and offered indemnity to the trustee for doing so;

•	the trustee did not institute the action within 60 days of the request; and

•	the holders of a majority in principal amount of the outstanding debt securities of each affected series, treated as one class, did not direct the trustee to refrain from instituting the action.
The indenture provides that we will file annually with the trustee a certificate either stating that no default exists or specifying any default that does exist.

Payment of Additional Amounts
Unless we otherwise describe in a prospectus supplement, we will make all payments of principal of and premium, if any, interest and any other amounts on, or in respect of, the debt securities without withholding or deduction at source for, or on account of, any present or future taxes, fees, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of Bermuda or any other jurisdiction in which we are organized (a “taxing jurisdiction”) or any political subdivision or taxing authority thereof or therein, unless such taxes, fees, duties, assessments or governmental charges are required to be withheld or deducted by (x) the laws (or any regulations or rulings promulgated thereunder) of a taxing jurisdiction or any political subdivision or taxing authority thereof or therein or (y) an official position regarding the application, administration, interpretation or enforcement of any such laws, regulations or rulings (including, without limitation, a holding by a court of competent jurisdiction or by a taxing authority in a taxing jurisdiction or any political subdivision thereof). If a withholding or deduction at source is required, we will, subject to certain limitations and exceptions described below, pay to the holder of any debt security such additional amounts as may be necessary so that every net payment of principal, premium, if any, interest or any other amount made to such holder, after the withholding or deduction (including any such withholding or deduction from such additional amounts), will not be less than the amount provided for in such debt security or in the indenture to be then due and payable.
We will not be required to pay any additional amounts for or on account of:
(1) any tax, fee, duty, assessment or governmental charge of whatever nature that would not have been imposed but for the fact that such holder (a) was a resident, domiciliary or national of, or engaged in business or maintained a permanent establishment or was physically present in, the relevant taxing jurisdiction or any political subdivision thereof or otherwise had some connection with the relevant taxing jurisdiction other than by reason of the mere ownership of, or receipt of payment under, such debt security, (b) presented, where presentation is required, such debt security for payment in the relevant taxing jurisdiction or any political subdivision thereof, unless such debt security could not have been presented for payment elsewhere, or (c) presented, where presentation is required, such debt security for payment more than 30 days after the date on which the payment in respect of such debt security became due and payable or provided for, whichever is later, except to the extent that the holder would have been entitled to such additional amounts if it had presented such debt security for payment on any day within that 30-day period;
(2) any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;
(3) any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure by the holder or the beneficial owner of such debt security to comply with any reasonable request by us addressed to the holder within 90 days of such request (a) to provide information concerning the nationality, residence or identity of the holder or the beneficial owner or (b) to make any declaration or other similar claim or satisfy any information or reporting requirement, which is required or imposed by statute, treaty, regulation or administrative practice of the relevant taxing jurisdiction or any political subdivision thereof as a precondition to exemption from all or part of such tax, assessment or other governmental charge; or
(4) any combination of items (1), (2) and (3).
In addition, we will not pay additional amounts with respect to any payment of principal of, or premium, if any, interest or any other amounts on, any such debt security to any holder who is a fiduciary or partnership or other than the sole beneficial owner of such debt security if such payment would be required by the laws of the relevant taxing jurisdiction (or any political subdivision or relevant taxing authority thereof or therein) to be included in the income for tax purposes of a beneficiary or partner or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner to the extent such beneficiary, partner or settlor would not have been entitled to such additional amounts had it been the holder of the debt security.
Redemption for Tax Purposes
Unless we otherwise describe in a prospectus supplement, we may redeem the debt securities at our option, in whole but not in part, at a redemption price equal to 100% of the principal amount, together with accrued and unpaid interest and additional amounts, if any, to the date fixed for redemption, at any time we receive an opinion of counsel that as a result of (1) any change in or amendment to the laws or treaties (or any regulations or rulings promulgated under these laws or treaties) of Bermuda or any taxing jurisdiction (or of any political subdivision or taxation authority affecting taxation) or any change in the application or official interpretation of such laws, regulations or rulings, or (2) any action taken by a taxing authority of Bermuda or any taxing jurisdiction (or any political subdivision or taxing authority affecting taxation) which action is applied generally or is taken with respect to the Company, or (3) a decision rendered by a court of competent jurisdiction in Bermuda or any taxing jurisdiction (or any political subdivision) whether or not such decision was rendered with respect to us, there is a substantial probability that we will be required as of the next interest payment date to pay additional amounts with respect to the debt securities as provided in “Payment of Additional Amounts” above and such requirement cannot be avoided by the use of reasonable measures (consistent with practices and interpretations generally followed or in effect at the time such measures could be taken) then available. If we elect to redeem the debt securities under this provision, we will give written notice of such election to the trustee and the holders of the debt securities. Interest on the debt securities will cease to accrue as of the date fixed for redemption unless we default in the payment of the redemption price.
Discharge, Defeasance and Covenant Defeasance
If indicated in the applicable prospectus supplement, we can discharge and defease our obligations under the indenture and debt securities as set forth below and as provided in the indenture. For purposes of the indenture, obligations with respect to debt securities are discharged and defeased when, through the fulfillment of the conditions summarized below, we are released and discharged from performing any further obligations under the indenture with respect to the debt securities. Covenant defeasance occurs when we are released from performing any further obligations under specific covenants in the indenture relating to the debt securities.
If provided for in the prospectus supplement, we may elect to defease and be discharged from any and all future obligations with respect to debt securities of a particular series or debt securities within a particular series (1) if the debt securities remain outstanding and have not been delivered to the trustee for cancellation and (2) have either become due and payable or are by their terms due and payable, or scheduled for redemption, within one year. We may make such discharge and defeasance election by irrevocably depositing cash or U.S. government obligations with the trustee in an amount certified to be sufficient to pay in full the principal, any premium and interest on the debt securities when due.
If provided for in the prospectus supplement, we may elect to defease and be discharged from our specific obligations with respect to the covenants, including under “Consolidation, Merger, Amalgamation and Sale of Assets” and “Limitation on Liens on Stock of Significant Subsidiaries.” We may make this covenant discharge and defeasance election by irrevocably depositing cash or U.S. government obligations with the trustee in an amount certified to be sufficient to pay in full the principal, any premium and interest on the debt securities when due.
As a condition to any discharge and defeasance or covenant discharge and defeasance, we must provide the trustee an opinion of counsel to the effect that the holders of the affected debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the discharge and defeasance and will be taxed by the U.S. federal government on the same amounts, in the same manner, and at the same times as if such discharge and defeasance had not occurred. This opinion of counsel, in the case of discharge and defeasance of any and all obligations with respect to any debt securities, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the indenture.
We may exercise our discharge and defeasance option notwithstanding any prior covenant discharge and defeasance upon the affected debt securities. If we exercise our discharge and defeasance option, payment of the affected debt securities may not be accelerated because of an event of default. If we exercise our covenant discharge and defeasance option, payment of the affected debt securities may not be accelerated by reason of a default or an event of default with respect to the covenants which have been discharged and defeased. If, however, acceleration of the indebtedness under the debt securities occurs by reason of another event of default, the value of the money and government obligations in the defeasance trust on the date of acceleration could be less than the principal and interest then due on the affected securities because the required defeasance deposit is based upon scheduled cash flow rather than market value, which will vary depending upon interest rates and other factors. However, we would remain liable to make payment of such amounts due at the time of acceleration.
Modification of the Indenture
Changes Not Requiring Holder Approval. The indenture provides that we and the trustee may enter into one or more supplemental indentures without the consent of the holders of debt securities to:

•	secure any debt securities;

•	evidence a successor person’s assumption of our obligations under the indenture and the debt securities;

•	add covenants or other provisions that protect holders of debt securities;

•
cure any ambiguity or inconsistency in the indenture, or between the indenture and the prospectus or any applicable prospectus supplement, or to make any other provision with respect to matters or questions arising under the indenture, provided that such correction does not materially and adversely affect the holders of the debt securities;

•	establish forms or terms for debt securities of any series;

•	evidence a successor trustee’s acceptance of appointment; or

•	make any other change that does not materially and adversely affect the holders of debt securities.
Changes Requiring a Majority Vote. The indenture also permits us and the trustee, with the consent of the holders of at least a majority in aggregate principal amount of outstanding affected debt securities of all series issued under the indenture, voting as one class, to change, in any manner, the indenture and the rights of the holders of debt securities issued under the indenture, except for the changes described immediately below.
Changes Requiring Approval of All Holders. The consent of each holder of an affected debt security is required for changes that:

•	extend the stated maturity of, or reduce the principal of any debt security;

•	reduce the rate or extend the time of payment of interest;

•	reduce any amount payable upon redemption;

•	change the currency in which the principal, any premium or interest is payable;

•	reduce the amount of any original issue discount debt security that is payable upon acceleration or provable in bankruptcy;

•	impair the right to institute a suit for the enforcement of any payment on any debt security when due; or

•	reduce the percentage of the outstanding debt securities of any series required to approve changes to the indenture.
Further Details Concerning Voting. When taking a vote, we will use the following rules to decide how much principal amount to attribute to a security:

•
for original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default.

•	for debt securities whose principal amount is not known (for example, because it is based on an index), we will use a special rule for that security described in the related prospectus supplement.

•
debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased.

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities of a specified series that are entitled to vote or take other action under the indenture, such as with respect to changes to the indenture and/or debt securities or the waiver of certain covenants. If we set a record date for this purpose, such record date must be not more than 60 days nor less than 5 days prior to the proposed date of such vote and only holders of such series of record on such record date shall be entitled to vote or give consent or revoke such vote or consent.
Conversion Rights
If applicable, the terms of debt securities of any series that are convertible into or exchangeable for our ordinary shares or our other securities will be described in an applicable prospectus supplement. These terms will describe whether conversion or exchange is mandatory, at the option of the holder, or at our option. These terms may include provisions pursuant to which the number of shares of our common stock or our other securities to be received by the holders of debt securities would be subject to adjustment. Any such conversion or exchange will comply with applicable Bermuda law, our memorandum of association and our bye-laws.

Global Debt Securities
We may issue registered debt securities in global form. This means that one “global” debt security would be issued to represent a number of registered debt securities. The denomination of the global debt security would equal the aggregate principal amount of all registered debt securities represented by that global debt security.
We will deposit any registered debt securities issued in global form with a depositary, or with a nominee of the depositary, that we will name in the applicable prospectus supplement. Any person holding an interest in the global debt security through the depositary will be considered the “beneficial” owner of that interest. A “beneficial” owner of a security is able to enjoy rights associated with ownership of the security, even though the beneficial owner is not recognized as the legal owner of the security. The interest of the beneficial owner in the security is considered the “beneficial interest.” We will register the debt securities in the name of the depositary or the nominee of the depositary, as appropriate.
The depositary or its nominee may only transfer a global debt security in its entirety and only in the following circumstances:

•	by the depositary for the registered global security to a nominee of the depositary;

•	by a nominee of the depositary to the depositary or to another nominee of the depositary; or

•	by the depositary or the nominee of the depositary to a successor of the depositary or to a nominee of the successor.
These restrictions on transfer would not apply to a global debt security after the depositary or its nominee, as applicable, exchanged the global debt security for registered debt securities issued in definitive form.
We will describe the specific terms of the depositary arrangement with respect to any series of debt securities represented by a registered global security in the prospectus supplement relating to that series. We anticipate that the following provisions will apply to all depositary arrangements for debt securities represented by a registered global security.
Ownership of beneficial interests in a registered global security will be limited to (1) participants that have accounts with the depositary for the registered global security and (2) persons that may hold interests through those participants. Upon the issuance of a registered global security, the depositary will credit each participant’s account on the depositary’s book-entry registration and transfer system with the principal amount of debt securities represented by the registered global security beneficially owned by that participant. Initially, the dealers, underwriters or agents participating in the distribution of the debt securities will designate the accounts that the depositary should credit.
Ownership of beneficial interests in the registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary for the registered global security, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that purchasers of securities regulated by the laws of those states take physical delivery of the securities in definitive form. Those laws may impair the ability to own, transfer or pledge beneficial interests in registered global securities.
As long as the depositary for a registered global security, or its nominee, is the registered owner of the registered global security, that depositary or its nominee will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the indenture. Owners of beneficial interests in a registered global security generally will not:

•	be entitled to have the debt securities represented by the registered global security registered in their own names;

•	receive or be entitled to receive physical delivery of the debt securities in definitive form; or

•	be considered the owners or holders of the debt securities under the indenture.
Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if that person owns through a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the indenture.
We understand that under existing industry practices, if we request any action of holders of debt securities or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder of debt securities is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners owning through them.
We will make payments of principal, any premium and any interest on a registered global security to the depositary or its nominee. None of Enstar, the trustee or any other agent of Enstar or of the trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.
We expect that the depositary for any registered global security, upon receipt of any payment of principal, premium or interest in respect of the registered global security, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary.
We also expect that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in the registered global security owned through the participants.
We will issue our debt securities in definitive form in exchange for a registered global security if the depositary for such registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and if a successor depositary registered as a clearing agency under the Exchange Act is not appointed within 90 days. In addition, we may at any time and in our sole discretion determine not to have any of the debt securities of a series represented by a registered global security and, in such event, will issue debt securities of the series in definitive form in exchange for the registered global security.
We will register any debt securities issued in definitive form in exchange for a registered global security in such name or names as the depositary shall instruct the trustee. We expect that the depositary will base these instructions upon directions received by the depositary from participants with beneficial interests in the registered global security.
We also may issue bearer debt securities of a series in global form. We will deposit these global bearer senior securities with a common depositary or with a nominee for the depositary identified in the prospectus supplement relating to the series. We will describe the specific terms and procedures of the depositary arrangement for the bearer debt securities in the prospectus supplement relating to the series. We also will describe in the applicable prospectus supplement any specific procedures for the issuance of debt securities in definitive form in exchange for a bearer global security.
Governing Law
The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable, in which case the Trust Indenture Act will govern. Any action arising out of the indenture or the debt securities may be brought in any state or federal court in the Borough of Manhattan, The City of New York.
Regarding the Trustee
The Bank of New York Mellon acts as trustee under the indenture. We and certain of our subsidiaries have in the past and may from time to time in the future utilize the commercial banking, custodial and/or other investment-related services regularly offered by the trustee or its affiliates in the ordinary course of our business.

PLAN OF DISTRIBUTION
We may sell our securities on a continuous or delayed basis in any one or more of the following ways from time to time:

•	through agents;

•	through dealers;

•	to or through underwriters;

•	directly to purchasers; or

•	through a combination of any of these methods of sale.
The applicable prospectus supplement will state the terms of the offering of the debt securities, including:

•	the place and time of delivery of the securities;

•	the name or names of any underwriters, dealers or agents and the respective amounts of securities underwritten or purchased by them;

•	the initial public offering price of the securities;

•	the applicable agent’s commission, dealer’s purchase price or underwriter’s discount; and

•	any exchange on which the securities being offered will be listed, if applicable.
Any initial offering price, dealer purchase price, discount or commission may be changed from time to time.
The securities may be distributed from time to time in one or more transactions, at negotiated prices, at a fixed or fixed prices (that may be subject to change), at market prices prevailing at the time of sale, at various prices determined at the time of sale or at prices related to prevailing market prices.
Offers to purchase securities may be solicited directly by us or by agents designated by us from time to time. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold. Any dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts.
If underwriters are utilized in the sale of any securities in respect of which this prospectus is being delivered, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters.
If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. Transactions through brokers or dealers may include block trades in which brokers or dealers will attempt to sell securities as agent but may position and resell as principal to facilitate the transaction or in crosses, in which the same broker or dealer acts as agent on both sides of the trade. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold.
Offers to purchase securities may be solicited directly by us and the sale thereof may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof.
If so indicated in the applicable prospectus supplement, we may authorize agents and underwriters to solicit offers by certain institutions to purchase securities from us or at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the applicable prospectus supplement. Such delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement.
Agents, underwriters and dealers may be entitled under relevant agreements with us to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that such agents, underwriters and dealers may be required to make in respect thereof. The terms and conditions of any indemnification or contribution will be described in the applicable prospectus supplement.
Underwriters, broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from us. Underwriters, broker-dealers or agents may also receive compensation from the purchasers of securities for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular underwriter, broker-dealer or agent might be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions. In effecting sales, broker-dealers engaged by us may arrange for other broker-dealers to participate in the resales.

Each series of securities will be a new issue and will have no established trading market. We may elect to list any series of securities on an exchange, but, unless otherwise specified in the applicable prospectus supplement, we will not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the securities.
Agents, underwriters, dealers and their affiliates may engage in transactions with, or perform services for, us and our respective subsidiaries in the ordinary course of business.
LEGAL MATTERS
Unless otherwise specified in the prospectus supplement accompanying this prospectus, certain legal matters with respect to Bermuda law will be passed upon for us by Conyers Dill & Pearman Limited, Hamilton, Bermuda, and certain legal matters with respect to U.S. law will be passed upon for us by Drinker Biddle & Reath LLP, Philadelphia, Pennsylvania. Additional legal matters may be passed on for us, or any underwriters, dealers or agents, by counsel which we will name in the applicable prospectus supplement.
EXPERTS
The financial statements of Enstar Group Limited as of December 31 2013 and 2012 and for each of the years in the two-year period ended December 31, 2013 and financial statement Schedules I, II, III, IV, and VI, as of December 31, 2013 and 2012 and for each of the years in the two year period ended December 31, 2013 incorporated in this prospectus by reference from Enstar Group Limited’s Annual Report on Form 10-K for the year ended December 31, 2013 and the effectiveness of Enstar Group Limited’s internal control over financial reporting have been audited by KPMG Audit Limited, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
The consolidated financial statements of Enstar Group Limited for the year ended December 31, 2011 and the related financial statement schedule for the year ended December 31, 2011 incorporated in this prospectus by reference from Enstar Group Limited’s Annual Report on Form 10-K for the year ended December 31, 2013 have been audited by Deloitte & Touche Ltd., an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
The financial statements of Arden Reinsurance Company Ltd. as of and for the years ended December 31, 2012 and 2011, incorporated in this prospectus by reference from Enstar Group Limited’s Current Report on Form 8-K filed on September 12, 2014, have been audited by Ernst & Young Ltd., independent auditors, as set forth in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The financial statements of Atrium Underwriting Group Ltd. for the year ended December 31, 2012 incorporated in this prospectus by reference from Enstar Group Limited’s Current Report on Form 8-K filed on September 12, 2014 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein and incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We are subject to the information reporting requirements of the Exchange Act and, in accordance with these requirements, we are required to file periodic reports and other information with the SEC. You may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the operation of the Public Reference Room. The SEC also maintains an Internet website at http://www.sec.gov that contains our filed reports, proxy and information statements, and other information we file electronically with the SEC.
Additionally, we make our SEC filings available, free of charge, on our website at www.enstargroup.com/sec.cfm as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on our website, other than the filings incorporated by reference in this prospectus, is not, and should not be, considered part of this prospectus, is not incorporated by reference into this document, and should not be relied upon in connection with making any investment decision with respect to our ordinary shares.

We are “incorporating by reference” into this prospectus certain information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information we incorporate by reference in this prospectus is legally deemed to be a part of this prospectus, and later information that we file with the SEC will automatically update and supersede the information included in this prospectus and the documents listed below. We incorporate the documents listed below:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on March 3, 2014;

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2014, filed with the SEC on May 9, 2014, and June 30, 2014, filed with the SEC on August 11, 2014;

•
Our Current Reports on Form 8-K, filed with the SEC on March 12, 2014, March 25, 2014, April 4, 2014, June 13, 2014, August 14, 2014, September 2, 2014 and September 12, 2014, and our Current Report on Form 8-K/A, filed with the SEC on February 11, 2014;

•	The information specifically incorporated by reference into our Annual Report on Form 10-K from our definitive proxy statement filed on April 29, 2014; and

•
All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the initial registration statement of which this prospectus forms a part until all of the securities being offered under this prospectus or any prospectus supplement are sold (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K).

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents that are not specifically incorporated by reference therein. You should direct any requests for documents to us at the following address or telephone number:
Enstar Group Limited
P.O. Box HM 2267
Windsor Place, 3rd Floor
22 Queen Street
Hamilton HM JX
Bermuda
(441) 292-3645
Attention: Corporate Secretary
ENFORCEMENT OF CIVIL LIABILITIES UNDER U.S. SECURITIES LAWS AND OTHER MATTERS
We are a Bermuda exempted company. In addition, some of our directors and some of the named experts referred to in this prospectus are not residents of the United States, and a substantial portion of our assets are located outside the United States. As a result, it may be difficult for investors to effect service of process on those persons in the United States or to enforce in the United States judgments obtained in U.S. courts against us or those persons based on the civil liability provisions of the U.S. securities laws. However, we may be served with process in the U.S. with respect to actions against us arising out of or in connection with violations of U.S. securities laws relating to offers and sales of the securities made hereby by serving Enstar (US) Inc., 411 Fifth Avenue, Floor 5, New York, NY 10016, our U.S. agent. It is doubtful whether courts in Bermuda will enforce judgments obtained in other jurisdictions, including the United States, against us or our directors or officers under the securities laws of those jurisdictions or entertain actions in Bermuda against us or our directors or officers under the securities laws of other jurisdictions.

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Enstar Group Limited

$                     % Senior Notes due

PROSPECTUS SUPPLEMENT

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